Exhibit 10.21
August 20, 2010
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344 Attn: Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of March 23, 2006, as amended by that certain letter agreement dated as of June 21, 2007, that certain letter agreement dated as of May 15, 2008 and that certain letter agreement dated as of July 31, 2009 (the “Purchase Agreement”), between Bluestem Brands, Inc. (formerly known as Fingerhut Direct Marketing, Inc.), a Delaware corporation (the “Company”), and the purchasers named on the Purchaser Schedule attached thereto (the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
     In order to provide financing for, among other things, the working capital needs of the Company and its Subsidiaries in the ordinary course of business and to refinance certain existing Indebtedness (1) a Subsidiary of the Company intends to enter into a new receivables facility and (2) the Company intends to amend and restate its credit facility.
     The Company has requested that the Purchasers agree to certain modifications to the Purchase Agreement. Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, and provided that the Company agrees to the modifications of the Purchase Agreement set forth below, the Purchasers are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 12C of the Purchase Agreement, the parties hereto agree as follows:
     SECTION 1. Amendments to the Purchase Agreement. Upon the Effective Date (as defined in Section 3 hereof), each Purchaser and the Company agree that, the Purchase Agreement and the Subordinated Notes shall be amended as follows:
     1.01 Each reference to “Fingerhut SPV” in the Purchase Agreement is replaced by the phrase “Bluestem SPV”.
     1.02 Each reference to “SPV Revolving Credit Agreement” in the Purchase Agreement is replaced by the phrase “SPV Credit Agreement”.
     1.03 Each reference to “Fingerhut Direct Marketing, Inc.” in the Purchase Agreement is replaced by the phrase “Bluestem Brands, Inc.”
     1.04 Paragraphs 1A and 4A of the Purchase Agreement are hereby amended by deleting the references to “March 24, 2013” and inserting “November 21, 2013” in lieu thereof.

     1.05 Clause (i) of paragraph 5A of the Purchase Agreement is hereby amended by inserting “(or, following an Initial Public Offering, 90 days or such longer period in which the Company is permitted to submit its form 10-K with the Securities and Exchange Commission)” immediately following the reference to “120 days” contained therein.
     1.06 Clauses (ii) and (iii) of paragraph 5A of the Purchase Agreement are hereby amended by, in each case, deleting the reference to “and, at the request of the Required Holder(s) at their sole discretion, consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows” contained therein and inserting “balance sheet and related statements of operations, stockholders’ equity and cash flows (and at the request of the Required Holder(s) in their sole discretion, consolidating balance sheets)” in lieu thereof.
     1.07 Clause (iii) of paragraph 5A of the Purchase Agreement is hereby amended by deleting the reference to “20 days” contained therein and inserting “30 days” in lieu thereof.
     1.08 Clause (vi) of paragraph 5A of the Purchase Agreement is hereby amended by (a) deleting the words “income statement and funds flow statement” contained therein, (b) inserting the words “balance sheet, income statement and funds flow statement” immediately following the words “projected consolidated” and (c) deleting the phrase “Required Holder(s) at their sole discretion” contained therein and inserting “Required Holder(s) in their sole discretion” in lieu thereof.
     1.09 Clause (viii) of paragraph 5A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows: “[Intentionally omitted];”
     1.10 Paragraph 5A of the Purchase Agreement is hereby amended by inserting the following paragraph at the end thereof:
     Notwithstanding the foregoing, after an Initial Public Offering, the obligations in clauses (i) or (ii) of paragraph 5A may be satisfied with respect to financial information by furnishing the Company’s Form 10-K or 10-Q, as applicable, to the extent filed with the Securities and Exchange Commission. Documents required to be delivered pursuant to clauses (i) or (ii) of paragraph 5A may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet; provided that the Company shall notify (which may be by facsimile or electronic mail) the holders of the Subordinated Notes of the posting of any such documents.
     1.11 Paragraph 5I of the Purchase Agreement is hereby amended by (a) deleting the phrase “wind down and dissolve the Securitization SPE” and (b) replacing such phrase with the words “liquidate, wind down or dissolve Bluestem Fulfillment, Inc”.
     1.12 Paragraph 5J of the Purchase Agreement is hereby amended by deleting the phrase “date of closing” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.

     1.13 Paragraph 5M of the Purchase Agreement is hereby amended by (a) deleting the phrase “First Amendment Effective Date” contained in clause (i) thereof and inserting “Fourth Amendment Effective Date” in lieu thereof, (b) deleting the reference to “Fingerhut SPV” contained in clause (i) thereof and replacing it with the words “Bluestem SPV and Bluestem Fulfillment, Inc.”, and (c) deleting the reference to “the Securitization SPE and Fingerhut SPV” contained in clause (ii) thereof and inserting “Bluestem SPV but excluding the Equity Interests in Bluestem Fulfillment, Inc.” in lieu thereof.
     1.14 Paragraph 5O of the Purchase Agreement is hereby amended and restated in its entirety and shall read as follows:
     5O. Amendments to Credit Agreement. Upon entering into any amendment or other modification of the Credit Agreement (or any other agreement relating to the Senior Debt) the effect of which is to add or make more restrictive any event of default or any covenant (other than portfolio covenants) contained in the Credit Agreement (or any other agreement relating to the Senior Debt) or make any change to any event of default or any such covenant that would have the effect of making such event of default or covenant more restrictive, the Company shall (1) promptly, and in any event within 3 Business Days provide written notice thereof to each holder of Subordinated Notes describing such amendment in reasonable detail and (2) offer to enter into an amendment of this Agreement within 10 Business Days of consummating such amendment or modification to make corresponding changes or additions herein in respect of such covenants and events of default; provided, that, as to covenants or events of default which set forth any requisite ratio or compliance amounts such ratios and compliance amounts may, if so required by the terms of the Credit Agreement or the Intercreditor Agreement, be less restrictive on the Company to the same extent as the applicable covenant or event of default is prior to the time of such change.
     1.15 Clause (ii)(b) of paragraph 5P of the Purchase Agreement is hereby amended by inserting the words “to enjoin the Company from conducting any material part of its business” at the end thereof.
     1.16 Clause (ii)(g) of paragraph 5P of the Purchase Agreement is hereby amended by inserting the words “which involves any material amount of products sold” at the end thereof.
     1.17 Paragraph 5Q of the Purchase Agreement is hereby amended and restated in its entirety and shall read as follows:
5Q. Payments from Bluestem SPV. The Company shall require all payments from Bluestem SPV and all payments to otherwise pay for Purchased Assets to be directly deposited into the Collateral Deposit Account.
     1.18 Clause (iii) of paragraph 6A of the Purchase Agreement is hereby amended by (a) deleting the reference to “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof, (b) inserting “(or in the case of any replacement or additional Receivables Account Owner, security interests in deposit accounts to secure obligations under Receivables Account Agreements)” immediately following the reference to “Schedule 6A” contained therein and (c) deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.19 Clause (iv) of paragraph 6A of the Purchase Agreement is hereby amended by (a) deleting the “and” immediately before “(d)” inserting a comma in lieu thereof and (b) inserting “and (e) any such Liens incurred in connection with the acquisition of the St. Cloud Warehouse solely that encumber the real property fixtures related thereto” at the end thereof.
     1.20 Clause (v) of paragraph 6A of the Purchase Agreement is hereby amended by deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.21 Clause (viii) of paragraph 6A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (viii) Liens granted by a Subsidiary that is not an Obligor in favor of the Company or another Subsidiary in respect of Indebtedness owed by such Subsidiary;
     1.22 Clause (xi) of paragraph 6A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (xi) Liens on Bluestem SPV Stock (as defined in the Receivables Intercreditor Agreement) to the extent such Liens solely secure the obligations of the Company under the Holdings Bad Acts Guaranty and the Holdings Letter Agreement.
     1.23 The last paragraph of paragraph 6A of the Purchase Agreement is hereby amended by adding ”, (v)” immediately after “clauses (i), (ii)” therein.
     1.24 Clause (ii) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.25 Clause (v) of paragraph 6B of the Purchase Agreement is hereby amended by inserting the following at the end thereof:
(the “St. Cloud Warehouse”) (provided that any Liens incurred in connection with such acquisition shall only encumber real property and fixtures comprising the St. Cloud Warehouse)
     1.26 Clause (vi) of paragraph 6B of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (vi) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii) and (v) hereof;

provided that, (a) the principal amount or interest rate of such Indebtedness is not increased, (b) any Liens securing such Indebtedness are not extended to any additional property of any Obligor, (c) no Obligor that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (d) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (e) the other terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (f) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Subordinated Collateral Agent and the holders of the Subordinated Notes as those that were applicable to the refinanced, renewed, or extended Indebtedness or be subject to an intercreditor agreement pursuant to which such refinanced, renewed or extended Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Required Holder(s);
     1.27 Clause (ix) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.28 Clause (xii) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “Second Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.29 Clause (i) of paragraph 6C of the Purchase Agreement is hereby amended by (a) inserting the phrase “, in the case of an Obligor,” immediately following the word “subject” contained in the first line thereof and (b) inserting the words “as in effect on the Fourth Amendment Effective Date” at the end thereof.
     1.30 Clause (ii) of paragraph 6C of the Purchase Agreement is hereby amended by deleting the phrase “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.31 Clause (iii) of paragraph 6C of the Purchase Agreement is hereby amended by (a) inserting the words “Bluestem SPV, Bluestem Fulfillment, Inc. and” immediately before the words “common stock of a foreign Subsidiary” and (b) inserting “(other than Bluestem SPV to the extent otherwise permitted hereunder)” immediately following the reference to “Subsidiaries that are not Obligors” contained in clause (b) thereof.
     1.32 Clause (iv) of paragraph 6C of the Purchase Agreement is hereby amended by inserting “(other than Bluestem SPV to the extent otherwise permitted hereunder)” immediately following the reference to “Subsidiaries that are not Obligors” contained in clause (b) thereof.
     1.33 Clause (v) of paragraph 6C of the Purchase Agreement is hereby amended by inserting the words “in the aggregate” immediately following the words “exceed $2,500,000”.

     1.34 Clause (vi) of paragraph 6C of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (vi) loans or advances or other investments made by an Obligor to or for the benefit of its employees on an arms-length basis in the ordinary course of business consistent with past practices (or as otherwise disclosed to the Holders prior to the Fourth Amendment Effective Date) for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $3,000,000 in the aggregate at any one time outstanding;
     1.35 Clause (xii) of paragraph 6C of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (xii) (a) investments in the form of contributions of Receivables Property, in exchange for equity interests in Bluestem SPV made pursuant to the terms of the SPV Credit Documents, and Contribution Amounts (as defined in the SPV Credit Agreement) required to be made pursuant to the terms of the SPV Credit Agreement, (b) the Holdings Bad Acts Guaranty, (c) investments by the Company in Bluestem SPV pursuant to the terms of the SPV Credit Documents, including investments in Bluestem SPV following an Initial Public Offering for the purpose of Bluestem SPV making prepayments and related amounts under the SPV Credit Agreement and (d) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, investments in Bluestem SPV, to the extent that such investments are required to be made pursuant to the terms of the SPV Credit Documents, provided, that the restrictions in this clause (d) shall in no event prohibit investments permitted under clause (a), (b) or (c) of this paragraph 6C(xii); and
     1.36 Paragraph 6C of the Purchase Agreement is hereby amended by inserting a new clause (xiii) at the end thereof which shall read as follows:
     (xiii) investments by Bluestem SPV permitted under Section 6.4 of the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date and acquisitions permitted under Section 6.6 of the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date.
     1.37 Paragraph 6D of the Purchase Agreement is hereby amended by (a) amending and restating paragraph (i) thereof to read as follows:
(i) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (a) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation, (b) any Obligor (other than the Company) may merge into any other Obligor in a transaction in which the surviving entity is an Obligor, (c) any Subsidiary that is not an Obligor may merge with and into any other Subsidiary and (d) any Subsidiary that is not an Obligor may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Subordinated Notes; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6C.
and (b) deleting the reference to “First Amendment Effective Date” contained in paragraph (ii) thereof and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.38 The opening paragraph of paragraph 6E of the Purchase Agreement is hereby amended by (a) inserting the words “(provided for the avoidance of doubt that the issuance of Equity Interests by the Company will not constitute a sale, transfer or disposition)” immediately following the phrase “including any Equity Interests owned by it”, and (b) by inserting the words “, as the case may be” immediately following the phrase “any additional Equity Interest in such Subsidiary”.
     1.39 Clause (v) of paragraph 6E of the Purchase Agreement is hereby amended by inserting the words “Permitted Investments and other” immediately following the phrase “and dispositions of”.
     1.40 Paragraph 6E is hereby amended by (a) deleting the “and” at the end of clause (viii) thereof, (b) amending and restating clause (ix) thereof in its entirety to read as follows:
     (ix) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, sales, transfers, leases or other dispositions by Bluestem SPV, to the extent that such sales, transfers, leases or other dispositions are permitted to be made pursuant to the terms of the SPV Credit Documents as in effect on the Fourth Amendment Effective Date; and
and (c) inserting a new clause (x) thereof which shall read as follows:
     (x) sales, transfers and other dispositions of assets acquired pursuant to paragraph 6C(vi);
     1.41 The final proviso contained in paragraph 6E is hereby amended by (a) deleting the reference to “clauses (ii) and (vi)” contained therein and inserting “clauses (ii), (v), (vi), (vii) and (ix)” in lieu thereof and (b) inserting the following provision at the end thereof “or, in the case of clause (v), consideration in the form of other Permitted Investments and/or cash”.
     1.42 Clause (i) of paragraph 6F of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (i) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Company may make, declare and pay dividends with respect to its common stock payable in additional shares of its common stock, and, with respect to its preferred stock, payable in additional shares of such preferred stock or in shares of its common stock or make cash payments in lieu of fractional shares, (b) the Company may make Restricted Payments, of up to $1,000,000 per Fiscal Year, pursuant to and in accordance with equity incentive plans of the Company and its Subsidiaries, (c) so long as there exists no Event of Default, the Company may pay cash dividends on its Preferred Stock or Series B Preferred Stock with proceeds of an Initial Public Offering upon the conversion of such preferred stock to Common Stock, pursuant to Section 4.2.1 of the Company’s certificate of incorporation, (d) following an Initial Public Offering by the Company, the Company may pay cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of the Company not to exceed 10% of Consolidated Net Income for the immediately preceding Fiscal Year of the Company so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000, (e) following an Initial Public Offering by the Company, the Company may effect repurchases, redemptions or other pro rata Restricted Payments on any series of its capital stock in an aggregate amount in any Fiscal Year of the Company not to exceed 3% of Tangible Net Worth of the Company and its Subsidiaries as of the end of the Fiscal Quarter most recently ended prior to the date of such Restricted Payment so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000, (f) following an Initial Public Offering by the Company, the Company and its Subsidiaries may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of the Company (provided that the aggregate amount of such Restricted Payments in any Fiscal Year of the Company shall not exceed 3% of the Tangible Net Worth of the Company and its Subsidiaries as of the end of the fiscal quarter most recently ended prior to the date of such Restricted Payment) so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000 and (g) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests in accordance with the applicable Organizational Documents;
     1.43 Clause (ii)(b) of paragraph 6F of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (b) payments (1) of the Senior Debt; (2) by Bluestem SPV in respect of the SPV Credit Documents or (3) by the Company under the Holdings Bad Acts Guaranty;
     1.44 Paragraph 6G of the Purchase Agreement is hereby amended by (a) deleting the words “First Amendment Effective Date identified on Schedule 6K” in clause (b) and inserting “Fourth Amendment Effective Date identified on Schedule 6G” in lieu thereof; (b) deleting the word “expanding” in clause (b) and inserting the phrase “, in each case which expands” in lieu thereof and (c) inserting the phrase “of the Company or any Subsidiary” after the word “leases” in clause (e) thereof.
     1.45 Paragraph 6H of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     6H. Amendment of Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of the provisions of (i) the SPV Credit Documents in any manner which would (a) increase the principal amount thereof to an amount in excess of the amount permitted pursuant to paragraph 6B(xii), (b) shorten the term thereof, (c) increase the interest rate margins with respect to the Indebtedness thereunder by more than 200 basis points per annum (exclusive of increases up to 300 basis points resulting from the accrual of interest at the default rate), including recurring, periodic fee payments, (d) decrease the advance rates thereunder (excluding, for the avoidance of doubt, impositions or adjustments of any reserves pursuant to the terms of the SPV Credit Documents), (e) make more restrictive or add any financial covenant (other than portfolio covenants) to the SPV Credit Documents related to the financial condition or results of operations of the Company unless, in the case of this clause (e), the holders of Subordinated Notes are offered the opportunity to amend this Agreement in a corresponding manner or (f) in any other manner which would adversely affect the interests of the Company or any holder of any Subordinated Note in any material respect or (ii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents except, in the case of this clause (ii), after reasonable prior notice to the Subordinated Collateral Agent (other than the amendments effective as of the Fourth Amendment Effective Date in connection with entry by the Company or Bluestem SPV in the SPV Credit Documents).
     1.46 Paragraph 6J of the Purchase Agreement is hereby amended and restated in its entirety as follows:
6J. Financial Covenants.
     (i) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for the Company and its Subsidiaries (measured as of the last day of each Fiscal Quarter) to be:

Relevant period	Fixed Charge Coverage ratio
Fourth Amendment Effective Date through and including the Fiscal Quarter ending on or about October 31, 20100	Less than 0.95x

Relevant period	Fixed Charge Coverage ratio
Following the Fiscal Quarter ending on or about October 31, 2011, through and including the Fiscal Quarter ending on or about October 31, 2010	Less than 0.95x

Following the Fiscal Quarter ending on or about October 31, 2012	Less than 1.00x
     (ii) Minimum Consolidated Adjusted EBITDA. The Company shall not permit Consolidated Adjusted EBITDA for any fiscal year set forth below to be less than the amount set forth below for such fiscal year:

Fiscal Year	Amount
2010	$57,500,000

2011	$52,250,000

2012 and each fiscal year therafter	$57,000,000
     (iii) Minimum Net Liquidity. The Company’s Net Liquidity shall be equal to or greater than (i) for each fiscal month of the Company other than December and January fiscal months, $22,500,000 (measured as of the last day of such fiscal month of the Company and (ii) for the December and January fiscal months of the Company $18,000,000 (measured as of the last day of each such fiscal month of the Company), in each case after giving effect to any payments under the Credit Agreement or the SPV Credit Agreement on such date of measurement.
     (iv) Net Worth. The Company and its Subsidiaries shall have a Tangible Net Worth (measured as of the last day of each Fiscal Quarter) equal to or greater than the sum of (i) $108,000,000, plus (ii) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Fourth Amendment Effective Date, plus (iii) 85% of the gross proceeds actually received in cash by the Company and its Subsidiaries from the proceeds of any issuance of Equity Interests by the Company or any Subsidiary after the Fourth Amendment Effective Date.
     (v) Minimum LTM EBITDA Margin. The LTM EBITDA Margin for the Company and its Subsidiaries shall be equal to or greater than 7.7% (measured as of the last day of each fiscal quarter of the Company).

     1.47 Clauses (iii), (iv) and (vii) of paragraph 6K are hereby amended and restated in their entirety as follows:
     (iii) any investment permitted by paragraph 6C(iii), 6C(iv), 6C(v) or 6C(xii),
     (iv) any Indebtedness permitted under paragraph 6B(i), 6B(iii), 6B(iv), 6B(x) or 6B(xii),
     (vii) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary approved by the board of directors of the Company, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business, including without limitation those paid pursuant to matters described in Schedule 6K,
     1.48 Paragraph 6R of the Purchase Agreement is hereby amended by deleting the reference to “Fingerhut Fulfillment, Inc.” contained therein and inserting “Bluestem Fulfillment, Inc.” in lieu thereof.
     1.49 Article 6 of the Purchase Agreement is hereby amended by inserting a new paragraph 6T at the end thereof:
     6T. IPO Proceeds. The Company may use the net proceeds of an Initial Public Offering for general corporate purposes (including, without limitation, to repay in whole or in part the Obligations) not otherwise prohibited hereby and for (i) Capital Expenditures which are excluded from the calculation of Fixed Charge Coverage Ratio pursuant to clause (a)(ii) of the definition thereof and (ii) to repay in whole and in part the term loan portion of the loans outstanding under the SPV Credit Agreement, other than in accordance with the Holdings Bad Acts Guaranty (clauses (i) and (ii) being referred to as the “Specified Uses”). Notwithstanding any provision contained herein to the contrary, the aggregate amount expended by the Company on the Specified Uses will not exceed the net proceeds of the Initial Public Offering.
     1.50 Clause (iii) of paragraph 7A of the Purchase Agreement is hereby amended by deleting the reference to “the lapse of time or both” contained in clause (c) thereof and inserting “but without any further lapse of time” in lieu thereof.
     1.51 Clause (xiii) of paragraph 7A of the Purchase Agreement is hereby amended to insert the following after the phrase “or any combination thereof”:
to the extent not (1) paid, (2) covered by a third party indemnity agreement as to which such third party is solvent (after giving effect to the payment of such indemnification) and has accepted liability, or (3) adequately covered by insurance (as to which a solvent and unaffiliated insurance company has not denied coverage).
     1.52 Clause (ii) of paragraph 8A(2) of the Purchase Agreement is hereby amended by deleting the “The” at the beginning thereof and inserting “On the date of closing, immediately after giving effect to the transactions contemplated by the Transaction Documents, the” in lieu thereof.
     1.53 Paragraph 8E of the Purchase Agreement is hereby amended by deleting the reference to “January 28, 2005 referred to in paragraph 8B” contained therein and inserting “January 29, 2010” in lieu thereof.
     1.54 Paragraph 11B of the Purchase Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order to read as follows:
     “Bluestem SPV” shall mean Fingerhut Receivables I, LLC, a Delaware limited liability company.
     “Collateral Deposit Account” shall have the meaning assigned to such term in the Security Agreement.
“Fourth Amendment Effective Date” shall mean August 20, 2010.
     “Holdings Bad Acts Guaranty” shall mean that certain Guaranty Agreement dated as of August 20, 2010, by and between the Company and the SPV Collateral Agent, on behalf of the lenders under the SPV Credit Agreement.
     Initial Public Offering” shall mean a registered public offering of the Company’s common stock resulting in gross proceeds of at least $75,000,000.
     “Net Liquidity” shall mean, for any date of determination, an amount equal to the sum of (a) unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries, plus (b) Revolving Availability (under and as defined in the SPV Credit Agreement), plus (c) availability under the Credit Agreement; provided, that all conditions to funding under (b) or (c), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and post-funding notices, opinions or certificates).
     “Petters Group” shall mean Petters Group Worldwide LLC and its Affiliates or any receiver or trustee therefor or any successor or transferee thereof.
     “Receivables Account Agreement” shall have the meaning set forth in the Servicing Agreement.
     “Receivables Purchase Agreement” shall mean that certain Receivables Purchase Agreement dated as of August 20, 2010, by and between the Company and Bluestem SPV, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Specified Uses” shall have the meaning specified in paragraph 6T.
     “SPV Credit Agreement” shall mean the Credit Agreement, dated as of August 20, 2010, between Bluestem SPV, Goldman Sachs Bank USA, as administrative agent, collateral agent, joint lead arranger, joint bookrunner, syndication agent and document agent, including any extension, refinancing or replacement thereof.
     “SPV Fee Letter” shall mean that certain Contingent Fee Letter dated May 15, 2008 from the Company and accepted by Goldman Sachs & Co. et alia, as such letter may be amended, modified or supplemented from time to time in accordance with the terms thereof.
“St. Cloud Warehouse” shall have the meaning specified in paragraph 6B(v).
     1.55 Paragraph 11B of the Purchase Agreement is hereby amended by amending and restating the following definitions contained therein to read as follows:
     “Bank Collateral” shall mean the “Collateral” as such term is defined in the Intercreditor Agreement (as in effect on the Fourth Amendment Effective Date).
     “Change of Control” shall mean:
     (A) prior to an Initial Public Offering, (i) the Control Parties and any of their Affiliates shall cease to beneficially own and control in the aggregate at least 42.5% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Company, (ii) the Control Parties and any of their Affiliates shall cease to beneficiallyown and control in the aggregate at least 66 2/3% of the Series B Preferred Stock of the Company (or other series of Equity Interests senior to or pari passu with the Series B Preferred Stock with voting rights substantially similar to the voting rights of holders of the Series B Preferred Stock) or (iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Parties and any of their Affiliates (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; provided, however, that, with respect to clause (iii)(a), (y) an increase in the beneficial ownership by the Petters Group of the voting and/or economic interest in the Equity Interests of the Company to more than 20% on a fully diluted basis solely as a result of the issuance of dividends shall not constitute a “Change of Control” hereunder and (z) the acquisition by any Person of 20% or more, on a fully diluted basis, of the voting and/or economic interests in the Equity Interests of the Company solely as a result of transfers of Equity Interests beneficially owned by the Petters Group shall not constitute a “Change of Control” hereunder; or

     (B) following an Initial Public Offering, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Parties and any of their Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company.
     “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) for any period including the period in which such amounts were paid, fees or expenses of the administrative agent and any lender or arranger in connection with the SPV Credit Documents or the Bank Agent or any Bank in connection with the Credit Agreement, in each case paid on or prior to the Fourth Amendment Effective Date, (v) for any period (other than the period specified in the following clause (vi)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the SPV Credit Documents, the Credit Agreement or the Transaction Documents and the transactions contemplated therein, (vi) for the period from, and including, the Fourth Amendment Effective Date to, and including, the last day of the first Fiscal Quarter to end after the Fourth Amendment Effective Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the SPV Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Fourth Amendment Effective Date, (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000, (viii) reasonable fees and expenses in connection with an Initial Public Offering by the Company in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Required Holder(s) and (ix) the amount of any prepayment premiums or other similar fees paid in connection with the Credit Agreement or the SPV Credit Documents, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Fixed Charges” shall mean, for any period, without duplication, Consolidated Cash Interest Expense, plus any administration fees owed pursuant to paragraph 2 of the Fee Letter (as defined in the SPV Credit

Agreement) and any fees owed pursuant to Section 2.8(a) of the SPV Credit Agreement, plus scheduled principal payments on Indebtedness made during such period (not including principal payments under the SPV Credit Agreement or under the Credit Agreement), plus the amount of any prepayment premiums or other similar fees paid in connection with the Credit Agreement or the SPV Credit Documents, plus income and franchise taxes paid in cash net of income and franchise tax refunds (but not less than zero), plus (x) dividends or distributions paid in cash and (y), any other restricted payments permitted under paragraph 6F(i)(c), (d), (e) and (f) and paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Control Parties” shall mean one or more of (i) Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC and Brookside Capital Partners Fund, L.P. and (ii) Battery Venture VI, L.P. and Battery Investment Partners VI, LLC.
     “Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of August 20, 2010, among the Company, the Bank Agent and the Banks, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms of the Intercreditor Agreement.
     “Fixed Charge Coverage Ratio” shall mean the ratio, determined as of the end of each Fiscal Quarter of the Company for the most-recently ended four Fiscal Quarters, of (a) Consolidated Adjusted EBITDA minus Capital Expenditures (excluding the portion thereof funded with (i) long-term debt financing provided by third parties or (ii) for the period from the date of an Initial Public Offering to the first anniversary thereof, proceeds from such Initial Public Offering in an amount not to exceed $20,000,000 (provided that, such exclusions shall not cause Capital Expenditures to be less than zero)) to (b) Consolidated Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Holdings Letter Agreement” shall mean that certain Holdings Letter Agreement dated as of August 20, 2010, by and between the Company and the SPV Collateral Agent.
     “Intercreditor Agreement” shall mean the Amended and Restated Subordination and Intercreditor Agreement dated as of August 20, 2010, among the Bank Agent and the Purchasers, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Monthly Servicing Report” shall mean the Monthly Servicing Report in the form attached as Exhibit B to the Servicing Agreement.
     “Receivables Account Owner” shall mean any of (i) MetaBank, (ii) WebBank and (iii) any other entity selected by the Company and approved pursuant to the terms of the SPV Credit Agreement and identified in a notice from the Company to the holders of the Subordinated Notes as a Receivables Account Owner (as defined in the SPV Credit Agreement).
     “Receivables Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement dated as of August 20, 2010 among the Subordinated Collateral Agent, the SPV Collateral Agent, Bluestem SPV and the Company in the form of Exhibit Q hereto, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or of any option, warrant or other right to acquire any such Equity Interests in the Company or (ii) any payment of the Fee (as defined in the SPV Fee Letter) or similar fee under the SPV Fee Letter.
     “Security Agreement” shall mean that certain Third Amended and Restated Pledge and Security Agreement dated as of August 20, 2010 by the Company for the benefit of the holders of the Subordinated Notes in the form of Exhibit G hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Security Documents” shall mean the Security Agreement, the IP Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement and any other agreement, document or instrument in effect on the Fourth Amendment Effective Date or executed by the Company or any Subsidiary after the Fourth Amendment Effective Date under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Subordinated Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Subordinated Notes or of any Subsidiary Guarantor under the Subsidiary Guaranty, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.
     “Servicing Agreement” shall mean the Servicing Agreement dated as of August 20, 2010, by and among Bluestem SPV, the Company, as Servicer, Goldman Sachs Bank, USA, as Bank Agent and collateral agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Specified Event” shall mean the consummation of (i) an Initial Public Offering or (ii) a Company Sale.

     “SPV Collateral Agent” shall mean Goldman Sachs Bank USA, as collateral agent under the SPV Security Agreement or such other collateral agent under the SPV Security Agreement pursuant to the terms thereof.
     “SPV Credit Documents” shall mean the SPV Credit Agreement, the Receivables Purchase Agreement, the SPV Security Agreement, the Holdings Bad Acts Guaranty, the Holdings Letter Agreement and each additional Credit Document (as defined in the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date).
     “SPV Secured Parties” shall mean the SPV Collateral Agent (both for the benefit of the other secured parties and in its individual capacity), the other Agents (including former Agents), the Lenders, the Lender Counterparties and their respective successors and permitted assigns (each as defined under the SPV Credit Agreement (as in effect on the Fourth Amendment Effective Date).
     “SPV Security Agreement” shall mean the Security Agreement, dated as of August 20, 2010, between Bluestem SPV and the SPV Collateral Agent, as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     1.56 Paragraph 11B of the Purchase Agreement is hereby amended by deleting the following definitions:
“Contingent Fee Letter”
“Fingerhut SPV” “Net Income”
“Net Liquidity 1”
“Net Liquidity 2”
“Qualified IPO”
“Receivables Contribution and Purchase Agreement”
“Receivables Sale Agreement”
“Revolving Loan Product Program Agreement”
“Securitization SPV”
“Servicer”
“SPV Revolving Credit Agreement”

     1.57 Schedules 6A, 6B, 6C, 6G and 6K to the Purchase Agreement are hereby amended and restated in their entirety to read as set forth on Schedules 6A, 6B, 6C, 6G and 6K to this letter agreement, respectively.
     1.58 Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached to this letter agreement.
     1.59 Exhibit G to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit G attached to this letter agreement.
     1.60 Exhibit Q to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit Q attached to this letter agreement.
     SECTION 2. Representations and Warranties. The Company represents and warrants to the Purchasers that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Purchase Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) no Event of Default or Default exists.
     SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective upon the date (the “Effective Date”) that each of the following conditions has been satisfied in a manner satisfactory in form and substance to the Required Holder(s):
(a) the Required Holder(s) have received the following documents:
     (i) a counterpart of this letter agreement duly executed by the Company;
     (ii) certified copies of the SPV Credit Agreement and each other SPV Credit Document to be executed on the Effective Date each duly executed by the parties thereto and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the SPV Credit Agreement and the other SPV Credit Documents shall have been satisfied and the Company shall have applied the proceeds thereof that are funded on the Effective Date in accordance with the terms of the SPV Credit Agreement;
     (iii) certified copies of the Second Amended and Restated Credit Agreement duly executed by the parties thereto and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the Second Amended and Restated Credit Agreement shall have been satisfied;

     (iv) a counterpart of the Third Amended and Restated Security Agreement duly executed by the Company and the Subordinated Collateral Agent;
     (v) counterparts of the Intercreditor Agreement duly executed by all parties thereto;
     (vi) counterparts of the Amended and Restated Receivables Intercreditor Agreement duly executed by all parties thereto;
     (vii) a legal opinion of the Company’s counsel, in form and substance satisfactory to the Required Holder(s);
     (viii) a Secretary’s Certificate of the Company certifying, among other things (1) as to the name, titles and true signatures of the officers of the Company authorized to sign this letter agreement and the other documents to be delivered in connection with this letter agreement, (2) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (3) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company, (4) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this letter agreement and the other documents to be delivered by the Company in connection with this letter agreement, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof; and
     (ix) a certificate of good standing for the Company from the Secretary of State of the state of organization of the Company dated as of a recent date;
     (b) each Purchaser shall have received a PDF of an executed Subordinated Note with an original to follow, evidencing in a principal amount equal to the principal amount of Subordinated Notes held by it on the Fourth Amendment Effective Date;
     (c) all corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be reasonably satisfactory to the Required Holder(s) and its counsel, and the Required Holder(s) shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;
     (d) the Purchasers have received payment of all costs and expenses of the Purchasers (including reasonable fees and disbursements of special counsel to the

Purchasers) in connection with this letter agreement and the transactions contemplated hereby;
     (e) as of the date hereof and after giving effect to this letter agreement, no Default or Event of Default has occurred which is continuing; and
     (f) all the representations and warranties contained in paragraph 8 of the Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except to the extent such representation and warranties, by their terms, specifically are made as of a certain date prior to the date hereof.
     SECTION 4. Reference to and Effect on Purchase Agreement. Upon the effectiveness of this letter agreement, each reference in the Purchase Agreement or any other document, instrument or agreement to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     Upon the reasonable request of, and at the sole expense of, the Company after the Effective Date, the Purchasers agree to cooperate in the preparation of a conformed convenience copy of the Purchase Agreement incorporating letter agreements dated June 21, 2007, May 15, 2008, July 31, 2009 and this letter agreement.
     SECTION 5. Expenses. The Company hereby confirms its obligations under the Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by the Purchasers of any Subordinated Note and payment of any Subordinated Note.
     SECTION 6. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER AGREEMENT TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     SECTION 7. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P. By: Stetson Street Partners, L.P., its general partner
By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P. By: Mulberry Street Holdings, LLC, its general partner By: Prudential Investment Management, Inc., its managing member
By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPI AL PARTNERS (PARALLEL FUND) II, L.P. By: Stetson Street Partners, L.P., its general partner
By:	/s/ [ILLEGIBLE]
Vice President

AGREED AND ACCEPTED: BLUESTEM BRANDS, INC.
By:	/s/ Mark Wagener
Title: Chief Financial Officer

Schedule 6A
Existing Liens
MetaBank: Bluestem’s grant to MetaBank of a security interest in the MetaBank-controlled non-interest bearing deposit account (the “Reserve Account”) and the funds therein or proceeds thereof.
WebBank: Bluestem’s grant to WebBank of a security interest in a segregated deposit account that shall hold only the funds provided by Bluestem to WebBank as collateral (the “Collateral Account”) and the funds therein or proceeds thereof.

Schedule 6B
Existing Indebtedness
None.

Schedule 6C
Existing Investments
None, other than “loans/advances” to customers in the form of revolving credit accounts and closed-end loan accounts.

Schedule 6G
Restrictive Agreements
1.	Amended and Restated Program Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.

2.	Amended and Restated Receivables Sale Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.

3.	Amended and Restated Revolving Loan Product Program Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.

4.	Amended and Restated Receivables Sale Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.

5.	Amended and Restated Limited Liability Company Agreement of Fingerhut Receivables I, LLC, dated August 20, 2010.

6.	See agreements listed on Schedule 6K.

Schedule 6K
Affiliate Transactions
1.	Fourth Amended and Restated Certificate of Incorporation, as amended through August 20, 2010.

2.	Amended and Restated Investor Rights Agreement, dated as of May 15, 2008, among Fingerhut Direct Marketing, Inc. and other investors.

3.	Amended and Restated Stockholders Agreement, dated as of May 15, 2008, among the Fingerhut Direct Marketing, Inc. and certain investors and stockholders.

4.	Executive Summary/Overview; Executive Life and Disability Benefits for Brian Smith, CEO/President; Prepared by Jeffrey A. Azen; approved by Board on April 25, 2007.

5.	Independent Director — Total Compensation Summary.

6.	Amended and Restated 2005 Non-Employee Directors Equity Compensation Plan.

7.	2003 Equity Incentive Plan.

8.	2007 Incentive Plan.

9.	2007 Vision of Quality Growth Special Incentive Program.

10.	Bluestem Brands, Inc. makes periodic purchases of services from related parties. In fiscal 2009 the total amount of purchases was approximately $0.1 million.

11.	Marketing Partner Agreement dated June 26, 2007, by and between Fingerhut Direct Marketing, Inc. and Dotomi, Inc. for delivery of online banner ads to certain Fingerhut customers and prospects.

12.	Licensing Agreement dated November 1, 2003, by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC for use of the trademarks MASTER CRAFT and MASTER CRAFT PRO.

13.	Common Stock Purchase Warrant, dated February 18, 2004, issued to Piper Jaffray & Co.

14.	Common Stock Purchase Warrant, dated February 24, 2004, issued to CIGPF I Corp.

15.	Common Stock Purchase Warrant, dated November 1, 2004, issued to CIGPF I Corp.

16.	Common Stock Purchase Warrant, dated February 18, 2004, issued to Cherry Tree Companies.

17.	Common Stock Purchase Warrant, dated February 18, 2004, issued to Gorman Charitable Trust.

18.	Common Stock Purchase Warrant, dated May 15, 2008, issued to Goldman Sachs Specialty Lending Group, L.P.

19.	Common Stock Purchase Warrant, dated May 15, 2008, issued to Fortress Credit Corp.

20.	Stock Purchase Agreement, dated May 15, 2008, by and among Fingerhut Direct Marketing, Inc., Bain Capital Venture Fund 2007, L.P., Battery Ventures VI, L.P., Prudential Capital Partners II, L.P., and the other purchasers listed therein.

21.	Fingerhut Direct Marketing, Inc. (now known as Bluestem Brands, Inc.) 2008 Equity and Incentive Plan.

22.	2010 Bluestem Brands, Inc. Incentive Plan.

23.	2010 Executive Supplemental Incentive Plan.

EXHIBIT A TO LETTER AGREEMENT
[FORM OF SUBORDINATED NOTE]
BLUESTEM BRANDS, INC.
13.00% AMENDED AND RESTATED SENIOR SUBORDINATED SECURED NOTE DUE
NOVEMBER 21, 2013

No.	[Date]
$
     FOR VALUE RECEIVED, the undersigned, BLUESTEM BRANDS, INC., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to                                          , or registered assigns, the principal sum of                                DOLLARS on November 21, 2013, with interest (computed on the basis of a 360-day year–30-day month) (a) on the unpaid balance thereof at the rate of 13.00% per annum (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 24th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, Prepayment Amount and Specified Event Prepayment Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 23.00% or (ii) 10.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A., from time to time in New York City as its Prime Rate; provided, that in no event shall the Default Rate exceed the maximum rate of interest allowed under applicable law.
     Payments of principal of, interest on and any Yield-Maintenance Amount, Prepayment Amount and Specified Event Prepayment Amount payable with respect to this Subordinated Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
     This Subordinated Note is one of a series of Senior Subordinated Notes (herein called the “Subordinated Notes”) issued pursuant to a Securities Purchase Agreement, dated as of March 23, 2006 (as amended, restated, supplemented or other modified from time to time, herein called the “Agreement”), among the Company and the original purchasers of the Subordinated Notes named in the Purchaser Schedule attached thereto and is entitled to the benefits thereof.
     This Subordinated Note is a registered Subordinated Note and, as provided in the Agreement, upon surrender of this Subordinated Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Subordinated Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Subordinated Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     This Subordinated Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.
     This Subordinated Note is secured by, and entitled to the benefits of, the Security Documents and is guaranteed pursuant to the Subsidiary Guaranty executed by certain guarantors. Reference is made to the Security Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranty for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.
     In case an Event of Default shall occur and be continuing, the principal of this Subordinated Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
     The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Subordinated Note, whether now or hereafter required by applicable law.
     This Subordinated Note (i) merely re-evidences the Indebtedness previously evidenced by the Company’s 13.00% Senior Subordinated Secured Note due March 24, 2013 (the “Existing Note”), (ii) is given in exchange for, and not as payment of, the Existing Note and (iii) is in no way intended to constitute a novation of the Existing Note.
     Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

A-2

     THIS SUBORDINATED NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

BLUESTEM BRANDS, INC.

By:

Title:

A-3

EXHIBIT G TO LETTER AGREEMENT
[FORM OF THIRD AMENDED AND RESTATED
PLEDGE AND SECURITY AGREEMENT]
     THIS THIRD AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) is entered into as of August 20, 2010 by and between Bluestem Brands, Inc. (f/k/a Fingerhut Direct Marketing, Inc.), a Delaware corporation (the “Grantor”), and Prudential Capital Partners II, L.P., as collateral agent for the Holders referenced below (in such capacity, the “Subordinated Collateral Agent”).
PRELIMINARY STATEMENTS
     A. The Grantor entered into that certain Securities Purchase Agreement, dated as of March 23, 2006 (as amended by that certain letter agreement dated as of June 21, 2007 (the “First Amendment”), that certain letter agreement dated as of May 15, 2008 (the “Second Amendment”), that certain letter agreement dated as of July 31, 2009 (the “Third Amendment”), that certain letter agreement dated as of August 20, 2010 (the “Fourth Amendment”) and as the same may from time to time hereafter be further amended, modified, supplemented or restated, the “Purchase Agreement”), by and among the Grantor and the purchasers party thereto (collectively, the “Purchasers” and, together with any person who becomes a holder of any Subordinated Note (as defined below) the “Holders”), pursuant to which the Purchasers, among other things, purchased $30,000,000 initial aggregate principal amount of the 13.00% Senior Subordinated Secured Notes due November 21, 2013 (the “Subordinated Notes”) of the Grantor on the terms and subject to the conditions set forth in the Purchase Agreement.
     B. Pursuant to the Purchase Agreement, the Grantor entered into that certain Security Agreement, dated as of March 23, 2006 with the Subordinated Collateral Agent (the “Original Security Agreement”) to secure the Secured Obligations in order to induce the Purchasers to enter into the Purchase Agreement and purchase the Subordinated Notes. In order to induce the Purchasers to enter into the First Amendment and amend the Purchase Agreement as set forth therein, the Grantor and the Subordinated Collateral Agent amended and restated the Original Security Agreement to be the Amended and Restated Pledge and Security Agreement dated as of June 21, 2007 (the “Amended Security Agreement”). In order to induce the Purchasers to enter into the Second Amendment and amend the Purchase Agreement as set forth therein, the Grantor and the Subordinated Collateral Agent amended and restated the Amended Security Agreement to be the Second Amended and Restated Pledge and Security Agreement dated as of May 15, 2008 (the “Second Amended Security Agreement”).
     C. In order to induce the Purchasers to enter into the Fourth Amendment and amend the Purchase Agreement as set forth therein, the Grantor is willing to amend and restate the Second Amended Security Agreement pursuant to this Security Agreement.
     ACCORDINGLY, the Grantor and the Subordinated Collateral Agent, on behalf of the Holders, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Terms Defined in Purchase Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.
     1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

     1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:
     “Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Amended Security Agreement” has the meaning ascribed thereto in the Preamble.
     “Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
     “Bluestem SPV” means Fingerhut Receivables I, LLC.
     “Bluestem SPV Stock” has the meaning ascribed thereto in Section 11.1.
     “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.
     “Collateral” shall have the meaning set forth in Article II.
     “Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Subordinated Collateral Agent, between the Subordinated Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Grantor or any Subsidiary for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
     “Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).
     “Collateral Report” means any certificate, report or other document delivered by the Grantor to the Subordinated Collateral Agent or any Holder with respect to the Collateral pursuant to any Note Document.
     “Commercial Tort Claim” means any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC (or any other then applicable provision of the UCC).
     “Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Subordinated Collateral Agent, among any Obligor, a banking institution holding such Obligor’s funds, and the Subordinated Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Obligor with such banking institution.
     “Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Documents” shall have the meaning set forth in Article 9 of the UCC.

     “Equipment” means any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC (or any other then applicable provision of the UCC), now or hereafter owned or acquired by the Grantor or in which the Grantor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all machinery, equipment, fixtures, furniture, furnishings, trade fixtures, vehicles, trucks, mainframe, personal and other computers, terminals and printers and related components and accessories, all copiers, telephonic, video, electronic data-processing, data storage equipment and other equipment of any nature whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
     “Event of Default” means an event described in Section 5.1.
     “Excluded Payments” has the meaning ascribed thereto in Section 4.6(d)(iii).
     “Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
     “General Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Grantor” has the meaning ascribed thereto in the Preamble.
     “Instruments” shall have the meaning set forth in Article 9 of the UCC.
     “Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of August 20, 2010, by and among SPV Collateral Agent, Subordinated Collateral Agent, Bluestem SPV and Grantor, as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Inventory” shall have the meaning set forth in Article 9 of the UCC.
     “Investment Property” shall have the meaning set forth in Article 9 of the UCC.
     “Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.
     “Lock Box Agreement” shall have the meaning set forth in Section 7.1(a).
     “Lock Boxes” shall have the meaning set forth in Section 7.1(a).
     “Merchant Deposit Account” has the meaning ascribed thereto in Section 7.1(a).
     “Note Documents” means Transaction Documents (as defined in the Purchase Agreement).
     “Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Pledged Collateral” means all Securities consisting of Equity Interests of Subsidiaries of the Grantor, whether or not physically delivered to the Subordinated Collateral Agent pursuant to this Security Agreement.
     “Proceeds” means “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC (or any other then applicable provision of the UCC), and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to the Grantor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) all certificates, dividends, cash, Instruments and other property received or distributed in respect of or in exchange for any Investment Property, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
     “Purchase Agreement” has the meaning ascribed thereto in the Preamble.
     “Purchased Assets” means (i) Underlying Receivables and (ii) other “Purchased Assets” (as such term is defined in Section 2.1(a) of the Receivables Purchase Agreement as in effect on the Fourth Amendment Effective Date or in any other Receivables Purchase Agreement or similar agreement entered into after the Fourth Amendment Effective Date which is substantially in the form of the Receivables Purchase Agreement as in effect on the Fourth Amendment Effective Date, mutatis mutandis, or otherwise reasonably acceptable to the Required Holder(s).
     “Receivables Account” means each consumer revolving credit account established pursuant to a Receivables Account Agreement (as defined in the Servicing Agreement as in effect on the Fourth Amendment Effective Date) between a Receivables. Account Owner and any Receivables Obligor (as defined in the Servicing Agreement as in effect on the Fourth Amendment Effective Date).
     “Receivables Account Owner Documents” means (i) with respect to WebBank, the Amended and Restated Receivables Sale Agreement dated as of August 20, 2010, by and between WebBank and the Grantor (as it may be amended or modified from time to time) and the Amended and Restated Revolving Loan Product Program Agreement, dated as of August 20, 2010, by and between WebBank and the Grantor (as it may be amended or modified from time to time) (ii) with respect to MetaBank, the Amended and Restated Program Agreement, dated as of August 20, 2010, by and between MetaBank and the Grantor (as it may be amended or modified from time to time) and the Amended and Restated Receivables Sale Agreement, dated as of August 20, 2010, by and between MetaBank and the Grantor (as it may be amended or modified from time to time) and (iii) with respect to any other Receivables Account Owner, each receivables sales agreement, product program agreement and any other similar agreements between such Receivables Account Owner and the Grantor (as such agreements may be amended or modified from time to time).
     “Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of the date hereof among the Grantor and Bluestem SPV, as the same may be amended, modified or supplemented from time to time, in accordance with the terms thereof.
     “Receivables Property” means Receivables Accounts and Purchased Assets, and all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data that evidence or contain information relating to the Receivables Account and Purchased Assets, and all proceeds and products thereof (specifically excluding proceeds and products received by the Grantor from the transfer of assets to Bluestem SPV pursuant to the SPV Credit Documents).
     “Retained Receivables” means all rights to payment of any kind arising from the sale or other disposition of Inventory (including (i) all Accounts, Chattel Paper, Instruments and General Intangibles constituting the foregoing and (ii) all Letter of Credit Rights and all other Supporting Obligations supporting the payment and performance of the foregoing) but excluding any such rights to payment that are effectively transferred (whether by sale or pledge) pursuant to the Receivables Purchase Agreement.
     “Sales Receivables” all rights under the Receivables Purchase Agreement, including without limitation all the Payment Intangibles owing to Grantor and arising from sales of Underlying Receivables and other Purchased Assets to Bluestem SPV pursuant to the Receivables Purchase Agreement
     “Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

     “Secured Obligations” shall mean and include (a) the Obligations and (b) all liabilities and obligations, howsoever arising, owed by the Grantor to Subordinated Collateral Agent or the Holders (excluding the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement and the VCOC Letter) or any one or more of them of every kind and description (whether evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Security Agreement.
     “Securities Account” means “securities account,” as such term is defined in Section 8-501(a) of the UCC (or any other then applicable provision of the UCC).
     “Security” has the meaning set forth in Article 8 of the UCC.
     “Servicing Accounts” means all rights under the Servicing Agreement, including without limitation, all Accounts owing to Grantor and arising for services rendered or to be rendered by it under the Servicing Agreement.
     “Servicing Agreement” means the Servicing Agreement dated as of August 20, 2010 by and among Bluestem SPV, Grantor, as Servicer, and Goldman Sachs Bank USA, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “SPV Collateral Agent” means Goldman Sachs Bank USA, together with any successors or assigns, as collateral agent under the SPV Security Agreement.
     “SPV Credit Documents” means the SPV Credit Agreement, the Receivables Purchase Agreement, the Servicing Agreement, the SPV Security Agreement, the Holdings Bad Acts Guaranty, the Holdings Letter Agreement and each additional Credit Document (as defined in the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date).
     “SPV Security Agreement” means that certain Security Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) between Bluestem SPV and the SPV Collateral Agent dated August 20, 2010.
     “SPV Share Pledge” means that certain Equity Pledge Agreement dated as of August 20, 2010, by and between Grantor and the SPV Collateral Agent, as may be further amended, modified and supplemented in accordance with the terms thereof.
     “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Illinois or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Subordinated Collateral Agent’s or any Holder’s Lien on any Collateral.
     “Underlying Receivables” means all amount payable by a Receivables Obligor (as defined in the Servicing Agreement as in effect on the Fourth Amendment Effective Date) on the related Receivables Account from time to time, and purchased by or contributed to Bluestem SPV from the Grantor under the Receivables Purchase Agreement.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST

     To secure payment and performance of the Secured Obligations, the Grantor hereby confirms its prior grant under the Original Security Agreement, the Amended Security Agreement and the Second Amended Security Agreement, as amended and restated hereby, and pledges, assigns and grants to the Subordinated Collateral Agent, on behalf of and for the ratable benefit of the Holders, a security interest in all of its right, title and interest in, to and under certain personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), consisting of:
               (a) All Accounts;
               (b) All Chattel Paper;
               (c) All Commercial Tort Claims;
               (d) All Contracts;
               (e) All Deposit Accounts;
               (f) All Documents;
               (g) All Equipment;
               (h) All General Intangibles (including Payment Intangibles);
               (i) All Instruments;
               (j) All Inventory;
               (k) All Investment Property;
               (l) All Letter-of-Credit Rights;
               (m) All Securities Accounts;
               (n) All Supporting Obligations;
               (o) All property of the Grantor held by Subordinated Collateral Agent or any Holder, including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Subordinated Collateral Agent or any Holder for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Grantor, or as to which the Grantor may have any right or power;
               (p) All other goods and personal property of the Grantor whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by the Grantor and wherever located; and
               (q) All Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;

excluding, however, in each case, the Receivables Property now existing or hereafter arising. To the extent that any security interest arises in any Receivables Account or in any asset under this Security Agreement prior to its becoming Receivables Property, such security interest is deemed to have terminated automatically on the date it becomes a Receivables Account or Receivables Property; provided that such security interest shall be automatically reinstated on the date when any such Receivables Property is reconveyed to the Grantor and ceases to be Receivables Property pursuant to the terms of the SPV Credit Documents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Grantor represents and warrants to the Subordinated Collateral Agent and each Holder that:
     3.1. Title, Perfection and Priority. The Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Subordinated Collateral Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Grantor in the locations listed on Exhibit E, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed, the Subordinated Collateral Agent will have a fully perfected security interest in that Collateral in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).
     3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed.
     3.3. Principal Location. The Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed; the Grantor has no other places of business except those set forth in Exhibit A.
     3.4. Collateral Locations. All of the Grantor’s locations where Collateral is located are listed on Exhibit A, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed. All of said locations are owned by the Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.
     3.5. Deposit Accounts. All of the Grantor’s Deposit Accounts are listed on Exhibit B, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed.
     3.6. Exact Names. The Grantor’s name in which it has executed this Security Agreement is, as of the date hereof, the exact name as it appears in the Grantor’s organizational documents, as amended, as filed with the Grantor’s jurisdiction of organization. Except for its former name “Fingerhut Direct Marketing, Inc.”, the Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.
     3.7. Letter of Credit Rights and Chattel Paper. Exhibit C, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed, lists all Letter of Credit Rights and Chattel Paper of the Grantor. All action by the Grantor necessary or desirable to protect and perfect the Subordinated Collateral Agent’s Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The

Subordinated Collateral Agent will have a fully perfected security interest in the Collateral listed on Exhibit C, subject only to Liens permitted under Section 4.1(e).
     3.8. Commercial Tort Claims. Commercial Torts Claims of the Grantor are set forth on Exhibit F.
     3.9. Inventory. With respect to any Inventory scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit) is located at one of the Grantor’s locations set forth on Exhibit A, (b) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) the Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, and except as permitted under the Purchase Agreement, (d) except as specifically disclosed in the most recent Collateral Report, such Inventory is of good and merchantable quality, free from any defects, (e) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or other disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition, and (f) sale or other disposition of such Inventory by the Subordinated Collateral Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Grantor is a party or to which such property is subject.
     3.10. Filing Requirements. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute.
     3.11. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Subordinated Collateral Agent on behalf of the Holders as the secured party and (b) as permitted by Section 4.1(e).
     3.12. Pledged Collateral.
          (a) Exhibit D, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed, sets forth a complete and accurate list of all of the Pledged Collateral. The Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit D as being owned by it, free and clear of any Liens, except for (i) with respect to the Bluestem SPV Stock only, the security interest of the SPV Collateral Agent and (ii) with respect to all Pledged Collateral (including the Bluestem SPV Stock) the security interest granted to the Subordinated Collateral Agent for the benefit of the Holders hereunder and security interest granted to the Bank Agent. The Grantor further represents and warrants that (i) all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Subordinated Collateral Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Subordinated Collateral Agent so that the Subordinated Collateral Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Collateral held by a securities intermediary is covered by a control agreement among the Grantor, the securities intermediary and the Subordinated Collateral Agent pursuant to which the Subordinated Collateral Agent has Control.
          (b) In addition, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to the Pledged Collateral or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice to or, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of the Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Grantor, or for the exercise by the Subordinated Collateral Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.
          (c) Except as set forth in Exhibit D, as such exhibit may be amended with the consent of the Required Holder(s), not to be unreasonably withheld or delayed, the Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral.
     3.13. Securities Accounts. The names and addresses of all institutions at which the Grantor maintains its Securities Accounts and the account numbers and account names of such Securities Accounts are listed on Exhibit G. The Company shall amend Exhibit G from time to time within twenty (20) Business Days after opening any additional Securities Account or closing or changing the account number or account name on any existing Securities Account.
ARTICLE IV
COVENANTS
     From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Grantor agrees that:
     4.1. General.
          (a) Collateral Records. The Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Subordinated Collateral Agent, with sufficient copies for each of the Holders, such reports relating to the Collateral as the Subordinated Collateral Agent shall from time to time request.
          (b) Authorization to File Financing Statements; Ratification. The Grantor hereby authorizes the Subordinated Collateral Agent to file, and if requested will deliver to the Subordinated Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Subordinated Collateral Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral. Any financing statement filed by the Subordinated Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate the Collateral by any description which reasonably approximates the description contained in this Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Subordinated Collateral Agent may determine, including describing such property as “all assets” or “all personal property” and may add thereto “whether now owned or hereafter acquired” or words of similar import, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Subordinated Collateral Agent promptly upon request. The Grantor also ratifies its authorization for the Subordinated Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          (c) Further Assurances. The Grantor will, if so requested by the Subordinated Collateral Agent, furnish to the Subordinated Collateral Agent, as often as the Subordinated Collateral Agent requests, statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Subordinated Collateral Agent may reasonably request, all in such detail as the Subordinated Collateral Agent may specify. The Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the

Subordinated Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.
          (d) Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of the Collateral except for dispositions specifically permitted pursuant to paragraph 6E of the Purchase Agreement.
          (e) Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) other Liens permitted under the terms of the Purchase Agreement.
          (f) Other Financing Statements. The Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1(e). The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Subordinated Collateral Agent, subject to the Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (g) Compliance with Terms. The Grantor will perform and comply with all obligations in respect of the Collateral and all agreements to which it is a party or by which it is bound relating to the Collateral.
          (h) Commercial Tort Claims and Letter of Credit Rights. The Grantor shall amend (i) Exhibit F from time to time within twenty (20) Business Days after obtaining any additional Commercial Tort Claims and (ii) Exhibit C from time to time within twenty (20) Business Days after obtaining any additional Letter-of-Credit Rights.
          (i) Contracts. The Grantor shall use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the grant of a security interest to the Subordinated Collateral Agent in any Contract or license held by the Grantor or in which the Grantor has any rights not heretofore assigned.
     4.2. Retained Receivables.
          (a) Certain Agreements on Retained Receivables. The Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Retained Receivable or accept in satisfaction of a Retained Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Grantor may reduce the amount of Retained Receivables in accordance with its present policies and in the ordinary course of business.
          (b) Collection of Retained Receivables. Except as otherwise provided in this Security Agreement, the Grantor will collect and enforce, at the Grantor’s sole expense, all amounts due or hereafter due to the Grantor under the Retained Receivables.
          (c) Electronic Chattel Paper. The Grantor shall take all steps necessary to grant the Subordinated Collateral Agent Control of all electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
     4.3. Inventory.
          (a) Maintenance of Inventory. The Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory in saleable condition, except for damaged or defective goods arising in the ordinary course of the Grantor’s business.

          (b) Returned Inventory. If an Account Debtor returns any Inventory to the Grantor when no Event of Default exists, then the Grantor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. All returned Inventory shall be subject to the Subordinated Collateral Agent’s Liens thereon.
          (c) Perpetual Inventory System. The Grantor will maintain a perpetual inventory reporting system at all times.
     4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. As to all Chattel Paper and Instruments constituting part of the Collateral, the Grantor will (a) deliver to the Subordinated Collateral Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities (other than the Bluestem SPV Stock, while the Intercreditor Agreement and the SPV Credit Documents are in effect) and Instruments constituting Collateral (if any then exist), (b) hold in trust for the Subordinated Collateral Agent upon receipt and immediately thereafter deliver to the Subordinated Collateral Agent any Chattel Paper, Securities (other than the Bluestem SPV Stock, while the Intercreditor Agreement and the SPV Credit Documents are in effect) and Instruments constituting Collateral, and (c) upon the Subordinated Collateral Agent’s request, deliver to the Subordinated Collateral Agent (and thereafter hold in trust for the Subordinated Collateral Agent upon receipt and immediately deliver to the Subordinated Collateral Agent) any Document evidencing or constituting Collateral. The Grantor hereby authorizes the Subordinated Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral set forth in such Amendments shall be considered to be part of the Collateral.
     4.5. Uncertificated Pledged Collateral. The Grantor will permit the Subordinated Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Subordinated Collateral Agent granted pursuant to this Security Agreement. The Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any Pledged Collateral, to cause the Subordinated Collateral Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, the Grantor will, with respect to Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Subordinated Collateral Agent, in form and substance satisfactory to the Subordinated Collateral Agent, giving the Subordinated Collateral Agent Control.
     4.6. Pledged Collateral.
          (a) Changes in Capital Structure of Issuers. The Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral to dissolve, merge, liquidate or retire any of its Equity Interests, or (ii) vote any Pledged Collateral in favor of any of the foregoing.
          (b) Issuance of Additional Securities. The Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Grantor.
          (c) Registration of Pledged Collateral. The Grantor will permit any registerable Pledged Collateral to be registered in the name of the Subordinated Collateral Agent or its nominee at any time at the option of the Required Holder(s).
          (d) Exercise of Rights in Pledged Collateral.

          (i) Without in any way limiting the foregoing and subject to clause (ii) below, the Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Purchase Agreement or any other Note Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Subordinated Collateral Agent in respect of the Pledged Collateral.
          (ii) The Grantor will permit the Subordinated Collateral Agent or its nominee at any time after the occurrence of an Event of Default, without notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.
          (iii) The Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral to the extent not in violation of the Purchase Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement; and
          (iv) All Excluded Payments and all other distributions in respect of any of the Pledged Collateral, whenever paid or made, shall be delivered to the Subordinated Collateral Agent to hold as Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Subordinated Collateral Agent, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Subordinated Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
     4.7. No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Subordinated Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Subordinated Collateral Agent of any one or more of such rights, powers or remedies.
     4.8. Insurance. (a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by the Grantor within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall be in an amount equal to the lesser of the total outstanding principal amount of the Subordinated Notes or the total replacement cost value of the Inventory at such location.
          (b) All insurance policies required hereunder and under paragraph 5F of the Purchase Agreement shall name the Subordinated Collateral Agent (for the benefit of the Subordinated Collateral Agent and the Holders) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Subordinated Collateral Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Subordinated Collateral Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Subordinated Collateral Agent.

          (c) All premiums on such insurance shall be paid when due by the Grantor, and copies of the policies delivered to the Subordinated Collateral Agent upon request. If the Grantor fails to obtain any insurance as required by this Section, the Subordinated Collateral Agent may obtain such insurance at the Grantor’s expense. By purchasing such insurance, the Subordinated Collateral Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.
     4.9. Collateral Access Agreements. The Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Subordinated Collateral Agent. After the First Amendment Effective Date, no real property or warehouse space shall be leased by the Grantor and no Inventory shall be shipped to a processor or converter under arrangements established after the First Amendment Effective Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location. The Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.
     4.10. Change of Name or Location. The Grantor shall not (a) change (i) its name as it appears in official filings in the state of its incorporation or organization, (ii) the type of entity that it is, or (iii) its organization identification number, if any, issued by its state of incorporation or other organization, in each case, which would make any financing statement or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC as in effect in the State of Delaware, unless the Subordinated Collateral Agent shall have received notice of any such change and file such financing statements or amendments as may be necessary to continue the perfection of any Liens in favor of the Subordinated Collateral Agent, on behalf of the Holders, in any Collateral within thirty days after any such change, or (b) change its (i) chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in this Security Agreement or (ii) state of incorporation or organization, in each case, without giving the Subordinated Collateral Agent prompt written notice of any such change and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall file such financing statements or amendments as may be necessary to continue the perfection of any Liens in favor of the Subordinated Collateral Agent, on behalf of the Holders, in any Collateral and will execute any documents necessary to perfect or preserve the validity, perfection or priority of such security interest, provided that, any new location shall be in the continental U.S.
     4.11. Securities Accounts. The Grantor shall use its commercially reasonable efforts to assist the Subordinated Collateral Agent in obtaining control under the UCC with respect to any Collateral consisting of Securities Accounts (with investment or other assets that currently exceed or are at any time expected to exceed $25,000).
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
     5.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:
          (a) Any representation or warranty made by or on behalf of the Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.

          (b) The breach by the Grantor of any of the terms or provisions of Article IV or Article VII.
          (c) The breach by the Grantor (other than a breach which constitutes an Event of Default under any other Section of this Article V) of any of the terms or provisions of this Security Agreement which is not remedied within ten days after such breach.
          (d) The occurrence of any “Event of Default” under, and as defined in, the Purchase Agreement.
          (e) Subject to the provisions of the Intercreditor Agreement, any Equity Interest which is included within the Collateral shall at any time constitute a Security or the issuer of any such Equity Interest shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Subordinated Collateral Agent and such Security is properly defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Subordinated Collateral Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.
     5.2. Remedies.
          (a) Upon the occurrence of an Event of Default, the Subordinated Collateral Agent may exercise any or all of the following rights and remedies:
          (i) those rights and remedies provided in this Security Agreement, the Purchase Agreement, or any other Note Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Subordinated Collateral Agent and the Holders prior to an Event of Default;
          (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;
          (iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral;
          (iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to the Grantor or any other Person, enter the premises of the Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Subordinated Collateral Agent may deem commercially reasonable; and
          (v) except as limited by Section 11.1, concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged

Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Subordinated Collateral Agent was the outright owner thereof.
          (b) The Subordinated Collateral Agent, on behalf of the Holders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (c) The Subordinated Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Subordinated Collateral Agent and the Holders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.
          (d) Until the Subordinated Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Subordinated Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Subordinated Collateral Agent. The Subordinated Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Subordinated Collateral Agent’s remedies (for the benefit of the Subordinated Collateral Agent and Holders), with respect to such appointment without prior notice or hearing as to such appointment.
          (e) [Intentionally Omitted].
          (f) Notwithstanding the foregoing, neither the Subordinated Collateral Agent nor the Holders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
          (g) The Grantor recognizes that the Subordinated Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Subordinated Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Grantor and the issuer would agree to do so.
     5.3. Grantor’s Obligations Upon Default. Upon the request of the Subordinated Collateral Agent after the occurrence and during the continuance of an Event of Default, the Grantor will:
          (a) assemble and make available to the Subordinated Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Subordinated Collateral Agent, whether at the Grantor’s premises or elsewhere;
          (b) permit the Subordinated Collateral Agent, by the Subordinated Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;
          (c) prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Subordinated Collateral Agent may request, all in form and substance satisfactory to the Subordinated Collateral Agent, and furnish to the Subordinated Collateral Agent, or cause an issuer of Pledged Collateral to furnish to the Subordinated Collateral Agent, any information regarding the Pledged Collateral in such detail as the Subordinated Collateral Agent may specify;
          (d) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Subordinated Collateral Agent to consummate a public sale or other disposition of the Pledged Collateral; and
          (e) at its own expense, cause the independent certified public accountants then engaged by the Grantor to prepare and deliver to the Subordinated Collateral Agent and each Holder, at any time, and from time to time, promptly upon the Subordinated Collateral Agent’s request, the following reports with respect to the Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.
     5.4. Grant of Intellectual Property License. For the purpose of enabling the Subordinated Collateral Agent to exercise the rights and remedies under this Article V at such time as the Subordinated Collateral Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby (a) grants to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Subordinated Collateral Agent may sell any of the Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from the Grantor and in connection with any such sale or other enforcement of the Subordinated Collateral Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to the Grantor and any Inventory that is covered by any copyright owned by or licensed to the Grantor and the Subordinated Collateral Agent may finish any work in process and affix any trademark owned by or licensed to the Grantor and sell such Inventory as provided herein.
ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY
     6.1. Account Verification. The Subordinated Collateral Agent may at any time, in the Subordinated Collateral Agent’s own name, in the name of a nominee of the Subordinated Collateral Agent, or in the name of the Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to contracts with the Grantor and obligors in respect of Instruments of the Grantor to verify with such Persons, to the Subordinated Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Retained Receivables subject to applicable laws.
     6.2. Authorization for Subordinated Collateral Agent to Take Certain Action.
          (a) The Grantor irrevocably authorizes the Subordinated Collateral Agent at any time and from time to time in the sole discretion of the Subordinated Collateral Agent and appoints the Subordinated Collateral Agent as its attorney in fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or desirable in the Subordinated Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Subordinated Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Subordinated Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Subordinated Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Subordinated Collateral Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Subordinated Collateral Agent to the Secured Obligations as provided in Section 7.2, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Retained Receivables in the name of the Subordinated Collateral Agent or the Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Retained Receivables, (ix) to sign the Grantor’s name on any invoice or bill of lading relating to the Retained Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Retained Receivables, (x) to exercise all of the Grantor’s rights and remedies with respect to the collection of the Retained Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Retained Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Retained Receivables, (xiii) to prepare, file and sign the Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of the Grantor, (xiv) to prepare, file and sign the Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Retained Receivables, (xv) to change the address for delivery of mail addressed to the Grantor to such address as the Subordinated Collateral Agent may designate and to receive, open and dispose of all mail addressed to the Grantor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and the Grantor agrees to reimburse the Subordinated Collateral Agent on demand for any payment made or any expense incurred by the Subordinated Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantor of any of its obligations under this Security Agreement or under the Purchase Agreement.
          (b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and Holders, under this Section 6.2 are solely to protect the Subordinated Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Subordinated Collateral Agent or any Holder to exercise any such powers. The Subordinated Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.
     6.3. Proxy. THE GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SUBORDINATED COLLATERAL AGENT AS THE PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) OF THE GRANTOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE SUBORDINATED COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GNING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT

THEREOF), UPON THE OCCURRENCE OF A DEFAULT, SUBJECT TO THE INTERCREDITOR AGREEMENT.
     6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE SUBORDINATED COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE SUBORDINATED COLLATERAL AGENT, NOR ANY HOLDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS
     7.1. Collection of Retained Receivables.
          (a) On or before the Fourth Amendment Effective Date, the Grantor shall execute and deliver to the Subordinated Collateral Agent a Deposit Account Control Agreement for account number 104774082853, in the name of the Grantor maintained by the Grantor at U.S. Bank National Association (such account, or such other accounts as are reasonably acceptable to the Subordinated Collateral Agent, the “Merchant Deposit Account”), which Merchant Deposit Account is identified as such on Exhibit B. The Grantor shall cause to be deposited in that Merchant Deposit Account on each Business Day all proceeds of Collateral other than proceeds of Sales Receivables and Servicing Accounts and Retained Receivables. On or before the Fourth Amendment Effective Date, the Grantor shall execute and deliver to the Subordinated Collateral Agent a Deposit Control Account Agreement for a deposit account with account number 758660021 in the name of the Grantor maintained with JPMorgan Chase Bank, N.A. (such account, or such other accounts as are reasonably acceptable to the Subordinated Collateral Agent, the “Collateral Deposit Account”). The Grantor shall cause to be deposited in the Collateral Deposit Account on each Business Day all proceeds of Servicing Accounts, Sales Receivables and settlement payments from each Receivables Account Owner under the Receivables Account Owner Documents and Retained Receivables. On each Business Day, all funds on deposit in the Merchant Deposit Account shall be transferred to the Collateral Deposit Account.
          (b) At any time after the “Senior Debt” has been “Paid in Full” (as each such term is defined in the Intercreditor Agreement (as defined in the Purchase Agreement)), the Subordinated Collateral Agent shall hold and apply funds received into the Collateral Deposit Account as provided by the terms of Section 7.2.
     7.2. Application of Proceeds; Deficiency. All amounts deposited in the Collateral Deposit Account shall be applied by the Subordinated Collateral Agent against the Secured Obligations. Any such proceeds of the Collateral shall be applied as determined by the Holders. The balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Subordinated Collateral Agent into the Grantor’s general operating account. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Subordinated Collateral Agent or any Holder to collect such deficiency.

ARTICLE VIII
GENERAL PROVISIONS
     8.1. Waivers. The Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Subordinated Collateral Agent or any Holder arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Subordinated Collateral Agent or such Holder as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Subordinated Collateral Agent or any Holder, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     8.2. Limitation on Subordinated Collateral Agent’s and Holders’ Duty with Respect to the Collateral. The Subordinated Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Subordinated Collateral Agent and each Holder shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Subordinated Collateral Agent nor any Holder shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Subordinated Collateral Agent or such Holder, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Subordinated Collateral Agent to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is commercially reasonable for the Subordinated Collateral Agent (i) to fail to incur expenses deemed significant by the Subordinated Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Subordinated Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Subordinated Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Subordinated Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Subordinated Collateral Agent in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Subordinated Collateral Agent would be commercially reasonable in the Subordinated Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Subordinated Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to the Grantor or to impose any duties on the Subordinated Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.
     8.3. Compromises and Collection of Collateral. The Grantor and the Subordinated Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Retained Receivables, that certain of the Retained Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Retained Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Retained Receivable. In view of the foregoing, the Grantor agrees that the Subordinated Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Retained Receivable, accept in full payment of any Retained Receivable such amount as the Subordinated Collateral Agent in its sole discretion shall determine or abandon any Retained Receivable, and any such action by the Subordinated Collateral Agent shall be commercially reasonable so long as the Subordinated Collateral Agent acts in good faith based on information known to it at the time it takes any such action.
     8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Subordinated Collateral Agent may perform or pay any obligation which the Grantor has agreed to perform or pay in this Security Agreement and the Grantor shall reimburse the Subordinated Collateral Agent for any amounts paid by the Subordinated Collateral Agent pursuant to this Section 8.4. The Grantor’s obligation to reimburse the Subordinated Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
     8.5. Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Subordinated Collateral Agent and the Holders, that the Subordinated Collateral Agent and the Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Subordinated Collateral Agent or the Holders to seek and obtain specific performance of other obligations of the Grantor contained in this Security Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantor.
     8.6. Dispositions Not Authorized. The Grantor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1 (d) and notwithstanding any course of dealing between the Grantor and the Subordinated Collateral Agent or other conduct of the Subordinated Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Subordinated Collateral Agent or the Holders unless such authorization is in writing signed by the Subordinated Collateral Agent with the consent or at the direction of the Required Holder(s).
     8.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Subordinated Collateral Agent or any Holder to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Subordinated Collateral Agent (with the written approval of the Required Holder(s) or such other Person, if such approval is required under the Purchase Agreement). All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Subordinated Collateral Agent and the Holders until the Secured Obligations have been paid in full.

     8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.
     8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Subordinated Collateral Agent and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Subordinated Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the Holders, hereunder.
     8.11. Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Subordinated Collateral Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Subordinated Collateral Agent) paid or incurred by the Subordinated Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.
     8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Purchase Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Subordinated Collateral Agent or the Holders which would give rise to any Secured Obligations are outstanding.
     8.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantor and the Subordinated Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantor and the Subordinated Collateral Agent relating to the Collateral.
     8.16. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
     8.17. CONSENT TO JURISDICTION. THE GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT AND THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER TO BRING PROCEEDINGS AGAINST THE GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GRANTOR AGAINST THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER OR ANY AFFILIATE OF THE SUBORDINATED COLLATERAL AGENT OR ANY HOLDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
     8.18. WAIVER OF JURY TRIAL. THE GRANTOR, THE SUBORDINATED COLLATERAL AGENT AND EACH HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     8.19. Indemnity. The Grantor hereby agrees to indemnify the Subordinated Collateral Agent and the Holders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Subordinated Collateral Agent or any Holder is a party thereto) imposed on, incurred by or asserted against the Subordinated Collateral Agent or the Holders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Subordinated Collateral Agent or the Holders or the Grantor, and any claim for trademark infringement).
     8.20. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

     8.21. Effect of Changes in SPV Credit Documents. The SPV Credit Documents may be amended, modified, supplemented, restated, refinanced or extended from time to time (each, a “change”); provided that, for purposes of this Agreement, no such change shall affect the defined terms in the SPV Credit Documents as such terms have been incorporated herein by reference in a manner which impairs or diminishes the Collateral in any material respect. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the parties hereto expressly agree that any conveyance, assignment, reconveyance or reassignment executed in accordance with the provisions of any such SPV Credit Document shall not be considered to be a change to such SPV Credit Document.
     8.22. Springing Account Agreement. To the extent the Subordinated Collateral Agent enters into a springing account control agreement with U.S. Bank National Association pertaining to Account No. 104757791017 (or such other account as is reasonably acceptable to the Subordinated Collateral Agent), the Subordinated Collateral Agent will not deliver a written notice pursuant thereto terminating Grantor’s access to, and granting the Subordinated Collateral Agent exclusive control over, such account until the occurrence and continuance of an Event Default.
ARTICLE IX
NOTICES
     Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications to or upon the Grantor or Subordinated Collateral Agent under this Security Agreement shall be given as provided in paragraph 121 of the Purchase Agreement.
ARTICLE X
SUBORDINATED COLLATERAL AGENT
     Prudential Capital Partners II, L.P. has been appointed Subordinated Collateral Agent for the Purchasers pursuant to the Collateral Agency Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Subordinated Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Purchasers to the Subordinated Collateral Agent pursuant to the Collateral Agency Agreement, and that the Subordinated Collateral Agent has agreed to act (and any successor Subordinated Collateral Agent shall act) as such hereunder only on the express conditions contained in the Collateral Agency Agreement. Any successor Subordinated Collateral Agent appointed pursuant to the Collateral Agency Agreement shall be entitled to all the rights, interests and benefits of the Subordinated Collateral Agent hereunder.
ARTICLE XI
STOCK OF BLUESTEM SPV; LIMITATION ON ACTIONS
     11.1 The parties hereto acknowledge that the pledge hereunder of the membership interests (the “Bluestem SPV Stock”) of Grantor in the Bluestem SPV is (i) junior in priority to the pledge of the Bluestem SPV Stock to the SPV Secured Parties under the SPV Share Pledge and (ii) prohibited by the terms of the Receivables Purchase Agreement, unless certain limitations with respect to the pledge of the Bluestem SPV Stock as set forth herein are observed. Accordingly, in order to induce the SPV Collateral Agent to permit the pledge of the Bluestem SPV Stock, the parties hereto agree to the following limitations relating only to the pledge of the Bluestem SPV Stock and not to any other Pledged Collateral.
     To induce the SPV Collateral Agent to permit the pledge of the Bluestem SPV Stock, the parties hereto agree to the following limitations:
          (a) Notwithstanding anything to the contrary contained herein:

                    (i) Prior to the date that is one year and one day after all Obligations under (and as defined in) the SPV Credit Agreement have been paid in full, the Subordinated Collateral Agent, for itself and for the Holders, agrees that, with respect to the Bluestem SPV Stock, it will not, without the prior written consent of the SPV Collateral Agent, take any action adverse to the SPV Collateral Agent or the SPV Secured Parties, including, without limitation, (A) causing the Bluestem SPV to violate or breach any term or provision in any SPV Credit Document, (B) amending or altering any of the Bluestem SPV’s organizational documents, (C) causing the Bluestem SPV to incur any debt, other than, in each case, as may be allowed in the SPV Credit Documents or (D) otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the Receivables Purchase Agreement and the other SPV Credit Documents; provided, that any termination of the Receivables Purchase Agreement in accordance with the terms thereof shall not be deemed to be adverse to the interests of the SPV Collateral Agent or the SPV Secured Parties;
                    (ii) Prior to the date on which the Obligations under (and as defined in) the SPV Credit Documents have been paid in full, in the event that the Subordinated Collateral Agent receives any payments or funds constituting Receivables Property, the Subordinated Collateral Agent shall hold such payments or funds in trust for the benefit of the SPV Collateral Agent, and shall promptly transfer such payments or funds to the SPV Collateral Agent;
                    (iii) Prior to the date on which the Obligations under (and as defined in) the SPV Credit Documents have been paid in full, (A) this Article XI shall not be amended, restated, supplemented or otherwise modified without the prior written consent of the SPV Collateral Agent and the provisions of this Article XI shall be contained in any agreement that amends and restates this Security Agreement and (B) the Subordinated Collateral Agent for itself and for the Holders agrees that no such party shall enter into any additional agreement that would adversely affect the rights of any SPV Secured Party under the SPV Credit Agreement set forth in Article XI hereof;
                    (iv) Prior to the date that is one year and one day after all Obligations under (and as defined in) the SPV Credit Documents have been paid in full, neither the Subordinated Collateral Agent nor any Holder shall object to or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment, composition or other similar proceeding relating to the Grantor or the Bluestem SPV or their respective property) or object to or contest in any other manner (1) the interests of the Bluestem SPV and its successors and assigns in any of the assets transferred (or purported to be transferred) by Grantor to the Bluestem SPV pursuant to the Receivables Purchase Agreement and/or (2) the interests of the SPV Collateral Agent, and/or any SPV Secured Party in the Receivables Property or otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the SPV Credit Documents. Neither the Subordinated Collateral Agent nor any Holder shall object to or contest in any manner the receipt of any payment by the SPV Collateral Agent with respect to the Receivables Property in accordance with the terms of the SPV Credit Documents; and
                    (v) Prior to the date that is ninety-five (95) days after all Obligations under (and as defined in) the SPV Credit Documents have been paid in full, neither the Subordinated Collateral Agent nor any Holder shall exercise or seek to exercise any rights or remedies, including any action of foreclosure, with respect to the Bluestem SPV Stock or institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure.
     The provisions of this Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to the Receivables Purchase Agreement is rescinded or must otherwise be returned by the SPV Collateral Agent or any of the lenders upon the insolvency, bankruptcy or reorganization of the Grantor or the Bluestem SPV or otherwise, all as though such payment had not been made.

          (b) The SPV Collateral Agent shall be a third-party beneficiary with respect to this Article XI.
          (c) The provisions of this Article XI provide for relative rights of the Subordinated Collateral Agent and the SPV Collateral Agent, respectively, and are not intended for the benefit of the Grantor or the Bluestem SPV, nor shall such provisions limit or modify the obligations of the Grantor under the Note Documents or the SPV Credit Documents, respectively.
ARTICLE XII
AMENDMENT AND RESTATEMENT
     This Security Agreement is intended to and does amend and restate the Second Amended Security Agreement in its entirety and the Liens under the Second Amended Security Agreement shall be continuing in all respects.
ARTICLE XIII
COLLATERAL HELD BY BANK AGENT
     Notwithstanding any provision to the contrary herein, any Collateral that constitutes Pledged Collateral that is held by, or required to be delivered to, the Subordinated Collateral Agent hereunder shall be deemed to be held by, or such requirement shall be deemed to be satisfied by delivery to, the Bank Agent in accordance with the Intercreditor Agreement.
ARTICLE XIV
INTERCREDITOR AGREEMENT
     Notwithstanding anything herein to the contrary, the lien and security interest in the Bluestem SPV Stock granted to the Subordinated Collateral Agent, for the benefit of the Holders, pursuant to this Security Agreement and the exercise of any right or remedy in respect of the Bluestem SPV Stock by the Subordinated Collateral Agent and the Holders hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between a provision of the Intercreditor Agreement and this Security Agreement that relates solely to the rights or obligations of, or relationships between, the SPV Secured Parties and the Subordinated Collateral Agent, the provisions of the Intercreditor Agreement shall control.
ARTICLE XV
CONFIRMATION OF GRANT OF SECURITY INTEREST
     The Grantor hereby confirms the grant to the Subordinated Collateral Agent, for the ratable benefit of the Holders, after giving effect to this Security Agreement, under the Original Security Agreement, the Amended Security Agreement and the Second Amended Security Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Grantor and the Subordinated Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTOR:

BLUESTEM BRANDS, INC.

By:

Name:

Title:

SUBORDINATED COLLATERAL AGENT:

PRUDENTIAL CAPITAL PARTNERS II, L.P., as Subordinated Collateral Agent

By:	Stetson Street Partners, L.P., its general partner

By:

Vice President

EXHIBIT A
(See Sections 3.2, 3.3, 3.4, 3.9 and 9.1 of Security Agreement)
GRANTOR’S INFORMATION AND COLLATERAL LOCATIONS
I.	Name of Grantor: Bluestem Brands, Inc.

II.	State of Incorporation or Organization: Delaware

III.	Type of Entity: Corporation

IV.	Organizational Number assigned by State of Incorporation or Organization: 3567832

V.	Federal Employer Identification Number: 61-1425164

VI.	Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

6509 Flying Cloud Drive Eden Prairie, MN 55344 Attention: Chief Financial Officer
VII.	Locations of Collateral:
(a)	Properties Owned by the Grantor:

None.

(b)	Properties Leased by the Grantor (Include Landlord’s Name):

	Address	Landlord
1. Warehouse	6250 Ridgewood Road	Welsh Fingerhut MN, LLC
St. Cloud, MN

2. Returns Center	20 McLeland Road	Albo, LLC
St. Cloud, MN

3. Data Center	5480 Feltl Road	Time Warner Telecom Inc.
Minnetonka, MN

4. Secondary Data Center	511 11th Avenue South	Time Warner Telecom, Inc.
Minneapolis, MN

5. Corporate Headquarters	6509 Flying Cloud Drive	Superior Eden Prairie Holdings LLC
Eden Prairie, MN

6. Call Center	11 McLeland Road	Sundance III, LLC
St. Cloud, MN

(c)	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

None.

EXHIBIT B
(See Section 3.5 of Security Agreement)
DEPOSIT ACCOUNTS
BLUESTEM BANK ACCOUNTS

Bank Name	Account Number	Reason for Account	Source of Funding
DEPOSIT
US Bank	104757791017	Main operating account	Main operating account. No funds flow from this account to JPM unless significant amount of excess cash. If excess cash, then line would be paid down from this account.
US Bank	104774082853	“Merchant Deposit Account” Restricted account used for payments on sales/order	Payments into this account are related to non-CIT credit sales (i.e., merchant credit cards). Cash is swept from this account on a periodic basis by JPM.
US Bank	152100019321	Operating Controlled Disbursement	Check clearing account
US Bank	152100019313	Health Care Reimbursement Controlled Disbursement	Check clearing account
US Bank	152100019263	A/R Refunds Controlled Disbursement	Check clearing account
US Bank	152100019644	Gettington Refunds Account Controlled Disbursement	Check clearing account
US Bank	104757791504	AR Refunds Account Controlled Disbursement	Check clearing account
JP Morgan Chase	758660021	“Cash Collateral Account” Inventory loan account — Collection account	N/A
JP Morgan Chase	737302588	Funding account — Money is swept from this account to US Bank operating account — Funding Account	N/A
MetaBank	1700015966	Cash collateral account	Cash collateral account related to MetaBank Agreements
WebBank	08240462	Cash collateral account	Cash collateral account related to WebBank Agreements

EXHIBIT C
(See Section 3.7 of Security Agreement)
LETTER OF CREDIT RIGHTS
None.
CHATTEL PAPER
None.

EXHIBIT D
(See Section 3.12 of Security Agreement and Definition of “Pledged Collateral”)
LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY
STOCKS

				Percentage
	Certificate	Number of	Class of	of Outstanding
Issuer	Number(s)	Shares	Stock	Shares
Fingerhut Receivables I, LLC	2	N/A	Limited Liability Company Interests	100%

EXHIBIT E
(See Section 3.1 of Security Agreement)
OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED
Delaware Secretary of State

EXHIBIT F
(See Section 3.8 of Security Agreement)
COMMERCIAL TORT CLAIMS
None.

EXHIBIT G
(See Section 3.13 of Security Agreement)
SECURITIES ACCOUNTS
None.

EXHIBIT Q TO LETTER AGREEMENT
[SEE ATTACHED]

EXECUTION VERSION
INTERCREDITOR AGREEMENT
     THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of August 20, 2010, by and among Goldman Sachs Bank USA, as collateral agent under the SPV Security Agreement and as collateral agent under the SPY Share Pledge (each, as defined below) (in such capacities, together with its successors and assigns, the “SPY Collateral Agent”), Prudential Capital Partners II, L.P., as collateral agent for the Purchasers party to the Bluestem Securities Purchase Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Notes Collateral Agent”), Fingerhut Receivables I, LLC, a Delaware limited liability company (“Bluestem SPV”), and Bluestem Brands, Inc., a Delaware corporation (“Bluestem” or the “Borrower”).
PRELIMINARY STATEMENTS
     A. The Borrower and the purchasers party thereto (the “Purchasers”) have entered into that certain Securities Purchase Agreement, dated as of March 23, 2006 (as amended by that certain First Amendment to Securities Purchase Agreement dated as of June 21, 2007, as further amended by that certain Letter Agreement, dated May 15, 2008, that certain Letter Agreement, dated July 31, 2009, and by that certain Letter Agreement, dated as of the date hereof (the “2010 Letter Agreement”), and as the same and each of the other transaction documents related thereto may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, or otherwise extended, replaced or refinanced, the “Bluestem Securities Purchase Agreement” and collectively, the “Note Facility”), pursuant to which the Borrower issued, and the Purchasers purchased, $30,000,000 aggregate principal amount of the 13.00% Senior Subordinated Secured Notes originally due March 24, 2013 (as extended to November 21, 2013 pursuant to the 2010 Letter Agreement, the “Subordinated Notes”). In connection with the Note Facility, to secure all of the obligations of the Borrower to the Purchasers and the Notes Collateral Agent, the Borrower and the Notes Collateral Agent are concurrently herewith entering into that certain Third Amended and Restated Pledge and Security Agreement dated as of August 20, 2010 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, or otherwise replaced, in accordance with the terms thereof, the “Bluestem Securities Security Agreement”), pursuant to which the Borrower has granted to the Notes Collateral Agent a security interest in the Note Collateral (as defined below). The Bluestem Securities Security Agreement amends and restates that certain Second Amended and Restated Pledge and Security Agreement dated as of June 21, 2007 (as amended by the certain amendment dated as of July 31, 2009 and as the same may be further amended, restated, supplemented or otherwise modified from time to time, or otherwise replaced, in accordance with the terms thereof) between the Borrower and the Notes Collateral Agent.
     B. Pursuant to the SPV Credit Agreement (as defined in Exhibit A hereto), as of the date of this Agreement the lenders thereunder have agreed to extend credit facilities to Bluestem SPV, in an aggregate principal amount of up to $365,000,000, the proceeds of which will be used to repay existing indebtedness, acquire certain Underlying Receivables pursuant to the Receivables Purchase Agreement (each as defined in Exhibit A hereto) and to pay related fees and expenses.

1

     C. Pursuant to the Receivables Purchase Agreement, Bluestem has agreed to sell or contribute to Bluestem SPV, from time to time, all of its right, title and interest in and to Underlying Receivables and other Purchased Assets arising from all Receivables Accounts (each as defined in Exhibit A hereto).
     D. Pursuant to that certain Security Agreement (as amended, restated, supplemented or modified, or otherwise replaced, from time to time in accordance with the terms thereof, the “SPV Security Agreement”) between Bluestem SPV and the SPV Collateral Agent, Bluestem SPV has pledged all of its right, title and interest in all of the property of Bluestem SPV described therein, including the Receivables Property (as defined in Exhibit A hereto) and has granted a first priority perfected security interest therein to the SPV Collateral Agent, for the benefit of the SPV Secured Parties.
     E. Pursuant to that certain Equity Pledge Agreement (as amended, restated, supplemented or modified, or otherwise replaced, from time to time in accordance with the terms thereof, the “SPV Share Pledge”) between the Borrower and the SPV Collateral Agent, the Borrower has pledged all of its right, title and interest in the Bluestem SPV Stock (as defined in Exhibit A hereto) and has granted a first priority perfected security interest therein to the SPV Collateral Agent, for the benefit of the SPV Secured Parties, solely to secure the obligations of the Borrower under the Bluestem Guaranty and the Bluestem Letter Agreement (each, as defined in Exhibit A hereto) (such obligations, the “Bluestem Obligations”).
     F. The parties are entering into this Agreement to set forth their understandings with respect to the Receivables Property and the Note Collateral.
     G. Except as otherwise defined herein, all defined terms herein shall have the meanings ascribed thereto in Exhibit A hereto or in the UCC or incorporated herein by reference to the SPV Credit Documents as in effect on the date hereof. For purposes of this Agreement, the term “Note Collateral” means the following:
(i)	All Accounts;

(ii)	All Chattel Paper;

(iii)	All Commercial Tort Claims;

(iv)	All Contracts;

(v)	All Deposit Accounts;

(vi)	All Documents;

(vii)	All Equipment;

(viii)	All General Intangibles (including Payment Intangibles);

(xi)	All Instruments;

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(x)	All Inventory;

(xi)	All Investment Property;

(xii)	All Letter-of-Credit Rights;

(xiii)	All Securities Accounts;

(xiv)	All Supporting Obligations;

(xv)	All property of Borrower held by the Notes Collateral Agent or any Holder (as defined in the Bluestem Securities Security Agreement), including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Notes Collateral Agent or any Holder for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Borrower, or as to which Borrower may have any right or power;

(xvi)	All other goods and personal property of the Borrower whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by Borrower and wherever located; and

(xvii)	To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;
excluding, however, in each case, the Receivables Property now existing or hereafter arising. To the extent that any security interest arises in any Receivables Account or in any asset under the Bluestem Securities Security Agreement prior to its becoming Receivables Property, such security interest is deemed to have terminated automatically on the date it becomes a Receivables Account or Receivables Property; provided that such security interest shall be automatically reinstated on the date when any such Receivables Property is reconveyed to Bluestem and ceases to be Receivables Property pursuant to the terms of the SPV Credit Documents.
     Accordingly, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     Section 1. Security Interests.
     (a) Pursuant to the Bluestem Securities Security Agreement, the Borrower has granted a perfected security interest (subject only to (x) the first priority security interest of the SPV Collateral Agent in the Bluestem SPV Stock and (y) certain Liens securing the Senior Debt (as defined in the Subordination and Intercreditor Agreement) as set forth in the Subordination and Intercreditor Agreement) in the Note Collateral to the Notes Collateral Agent, for the benefit of itself and the Purchasers (the “Note Facility Secured Parties”). In accordance with the Bluestem Securities Security Agreement, the Notes Collateral Agent has agreed that the Note Collateral does not and will not include or constitute at any time Receivables Property, and the

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Notes Collateral Agent hereby releases automatically, without any further action by any party, any and all liens, security interests and any other interest or claim in or to the Receivables Property.
     (b) Pursuant to the Receivables Purchase Agreement, Bluestem shall transfer to Bluestem SPV all of its right, title and interest in the Receivables Property.
     (c) Pursuant to the SPV Security Agreement, Bluestem SPV has granted a first priority perfected security interest in the Receivables Property to the SPV Collateral Agent, for the benefit of the SPV Secured Parties. The SPV Collateral Agent agrees that the Receivables Property does not and will not include or constitute at any time Note Collateral.
     (d) Pursuant to the SPV Share Pledge, solely to secure the Bluestem Obligations, the Borrower has granted a first priority perfected security interest in the Bluestem SPV Stock to the SPV Collateral Agent, for the benefit of the SPV Secured Parties.
     (e) Each of the parties hereto hereby acknowledges that the SPV Collateral Agent, for the benefit of the SPV Secured Parties, has a first priority perfected security interest in (i) the Bluestem SPV Stock, solely to secure the Bluestem Obligations, and (ii) all of the Receivables Property, including remittances relating thereto, and agrees not to object or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment, composition or other similar proceeding relating to Bluestem, Bluestem SPV, or any other Person or their respective property) or object to or contest in any other manner the validity, priority or perfection of such security interest, the validity or effectiveness of the acquisition of the Receivables Property by Bluestem SPV from Bluestem pursuant to the SPV Credit Documents, or otherwise take any action which would compromise or call into question the intended bankruptcy remote structure of the transactions contemplated by the SPV Credit Documents. The Notes Collateral Agent hereby expressly acknowledges that pursuant to the Bluestem Securities Security Agreement, the Notes Collateral Agent has (x) a junior, subordinated security interest in the Bluestem SPV Stock, which is, to the extent the lien of the SPV Collateral Agent on such Bluestem SPV Stock secures the Bluestem Obligations, junior and subordinate to such lien, and (y) no interest in any of the Receivables Property; provided, however, that at any time that any of the Receivables Property ceases to be Receivables Property and is reconveyed to Bluestem, then at such time (i) such assets shall no longer be deemed to be Receivables Property, (ii) the security interest of the Notes Collateral Agent therein shall automatically attach, (iii) such reconveyed assets shall be deemed to be Note Collateral, and (iv) any remittance which is not proceeds of Receivables Property will be deemed Note Collateral.
     (f) Each of the parties hereto hereby acknowledges that the Notes Collateral Agent, for the benefit of the Note Facility Secured Parties, has a perfected security interest in all of the Note Collateral (subject only to certain Liens securing the Senior Debt (as defined in the Subordination and Intercreditor Agreement) as set forth in the Subordination and Intercreditor Agreement and, with respect to the Bluestem SPV Stock only, the Lien created pursuant to the SPV Share Pledge), including remittances relating thereto, and agrees not to object to or contest in any administrative, legal or equitable action or proceeding (including, without limitation, any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, readjustment,

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composition or other similar proceeding relating to the Borrower or any of its property) or object to or contest in any other manner the validity, priority or perfection of such security interest. The SPV Collateral Agent hereby expressly acknowledges that the SPV Collateral Agent has no interest in any of the Note Collateral (including remittances relating thereto), except its first priority security interest in the Bluestem SPV Stock.
     (g) Nothing herein shall be deemed to waive any rights of the Notes Collateral Agent or the SPV Collateral Agent in the event of any transfer or other disposition of the Note Collateral or Receivables Property, as the case may be, in violation of the agreements relating thereto or to preclude the exercise by the Notes Collateral Agent or the SPV Collateral Agent of rights and remedies provided for under the Note Facility or the SPV Credit Documents, as applicable.
     (h) The SPV Collateral Agent hereby agrees that: (i) Bluestem may pledge to the Notes Collateral Agent all of its right, title and interest in and to its equity interests in Bluestem SPV, together with all dividends and other rights relating thereto pursuant to the Bluestem Securities Security Agreement or such other pledge agreement if such other pledge agreement is subject to this Agreement and contains provisions consistent with the provisions set forth in Article XI of the Bluestem Securities Security Agreement, (ii) Borrower and each of Borrower’s other subsidiaries (excluding, in any event, Bluestem SPV) (a “Guarantor”) may grant to the Notes Collateral Agent a security interest in the Note Collateral, (iii) a Guarantor may grant to the Notes Collateral Agent a security interest in all of its personal property, (iv) the security interests granted under the Bluestem Securities Security Agreement, other than with respect to the Receivables Property may continue to secure the obligations of Borrower to the Notes Collateral Agent and (v) the SPV Collateral Agent shall not take a lien, pledge or other encumbrance on the Bluestem SPV Stock other than to secure the Bluestem Obligations.
     (i) The Notes Collateral Agent, the Purchasers and the Note Facility Secured Parties hereby acknowledge that they have not entered into the Bluestem Securities Purchase Agreement, the Bluestem Securities Security Agreement or this Agreement in reliance on the creditworthiness of Bluestem SPV or on the Receivables Property (for the avoidance of doubt, after such Receivables Property are transferred or sold to Bluestem SPV pursuant to the SPV Credit Documents) and are relying solely on the assets of Borrower to secure the obligations of the Borrower thereunder and hereunder. The SPV Collateral Agent, the lenders under the SPV Credit Agreement and the SPV Secured Parties hereby acknowledge that they have not entered into the SPV Credit Documents or this Agreement in reliance on the creditworthiness of the Borrower, except to the extent of Borrower’s obligations under the Bluestem Guaranty, the Bluestem Letter Agreement, the SPV Share Pledge and the Receivables Purchase Agreement, and are otherwise relying on the assets of Bluestem SPV to secure the obligations of Bluestem SPV thereunder and hereunder.
     Section 2. Cooperation.
     (a) In the event that the SPV Collateral Agent receives written notice or has actual knowledge that the SPV Collateral Agent shall be deemed to have a perfected security interest in any of the Note Collateral (except the Bluestem SPV Stock) at any time hereafter, the SPV Collateral Agent shall (i) promptly notify all other parties to this Agreement, and (ii) take

5

any and all steps necessary, at the direction of the Borrower, to have such perfected security interest released or assigned to the Notes Collateral Agent, on behalf of the Note Facility Secured Parties.
     (b) In the event that the Notes Collateral Agent shall be deemed to have a perfected security interest in any of the Receivables Property at any time hereafter, the Notes Collateral Agent shall (i) promptly notify all other parties to this Agreement, and (ii) take any and all steps necessary to have such perfected security interest released or assigned to the SPV Collateral Agent for the benefit of the SPV Secured Parties.
     (c) The Notes Collateral Agent hereby agrees promptly to transfer and return to the SPV Collateral Agent, at such account or other place as the SPV Collateral Agent may so instruct, any funds or other property that are received by the Notes Collateral Agent and that are identified to the Notes Collateral Agent in writing as not constituting Note Collateral but instead constituting Receivables Property or Bluestem SPV Stock. For purposes of maintaining the perfection of the SPV Collateral Agent’s interest therein, the SPV Collateral Agent hereby appoints the Notes Collateral Agent as its agent in respect of such funds or other property and the Notes Collateral Agent accepts such appointment; provided, that the Notes Collateral Agent’s sole duty as such agent shall be to hold such funds and other property in trust for the benefit of the SPV Collateral Agent and to transfer such funds or other property to or at the written direction of the SPV Collateral Agent as aforesaid.
     (d) Subject to the SPV Collateral Agent’s obligations under the JPM Intercreditor Agreement, the SPV Collateral Agent hereby agrees promptly to transfer and return to the Notes Collateral Agent, at such account or other place as the Notes Collateral Agent may instruct, any funds or other property (excluding Bluestem SPV Stock) that are received by the SPV Collateral Agent and that are identified to the SPV Collateral Agent, in writing by Bluestem or the Notes Collateral Agent, as not constituting Receivables Property but instead constituting Note Collateral. For purposes of maintaining the perfection of the Notes Collateral Agent’s interest therein, the Notes Collateral Agent hereby appoints the SPV Collateral Agent as its agent in respect of such funds and other property and the SPV Collateral Agent accepts such appointment; provided, that the SPV Collateral Agent’s sole duty as such agent shall be to hold such funds or other property in trust for the benefit of the Notes Collateral Agent and to transfer such funds or other property to the Notes Collateral Agent’s Collection Deposit Account at the direction of the Notes Collateral Agent or Bluestem as aforesaid.
     (e) The Borrower and the SPV Collateral Agent hereby agree that they shall not modify the provisions of the Bluestem Guaranty, the SPV Share Pledge or the Bluestem Letter Agreement in any manner that adversely affects the Notes Collateral Agent and the Purchasers party to the Bluestem Securities Purchase Agreement, without the consent of the Notes Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed. The Borrower and the Notes Collateral Agent hereby agree that they shall not modify the provisions of the Bluestem Securities Purchase Agreement or Bluestem Securities Security Agreement (or any document related to the transactions contemplated hereby) in any manner that adversely affects the SPV Collateral Agent and the Lenders under the SPV Credit Agreement, without the consent of the SPV Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed.

6

     Section 3. Sales Receivables and Servicing Accounts.
     Bluestem hereby directs Bluestem SPV to pay the portion of the cash consideration that is paid by Bluestem SPV to Bluestem pursuant to the Receivables Purchase Agreement to the Collection Deposit Account established by Bluestem.
     Section 4. Representations.
     Each of the parties hereto represents and warrants to the other parties that (a) its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate proceedings, (b) the execution, delivery and performance by it of this Agreement is within its corporate powers and does not conflict with its charter, by-laws or operating agreement or with any law, rule, regulation, writ or order binding upon it or its properties, and (c) this Agreement constitutes its legally valid and enforceable obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 5. Notices.
     All notices required to be given hereunder shall be given in writing and shall be effective when received at the address for the recipient as set forth beneath its signature on the signature pages hereof. Any party may change its address for notice by written notice to the other parties hereto.
     Section 6. No Proceedings.
     Each of the parties hereto (other than the SPV Collateral Agent) agrees that it will not institute against Bluestem SPV or join any person in instituting against Bluestem SPV, any case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect so long as one year and one day shall not have elapsed since the Obligations under the SPV Credit Agreement (as defined therein) have been paid in full.
     Section 7. Miscellaneous.
     (a) Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto, and, in the case of a waiver, shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Termination. In the event that all obligations secured by the Note Collateral shall have been paid in full and the Note Facility and liens created thereunder shall have been terminated or released, then the Notes Collateral Agent shall promptly notify the other parties hereto, and the Notes Collateral Agent thereafter shall no longer have any rights or obligations hereunder. In the event that the Obligations under the SPV Credit Agreement (as defined therein) have been paid in full and the other SPV Credit Documents and liens created

7

thereunder shall have been terminated or released, then the SPV Collateral Agent shall promptly notify the other parties hereto, and the SPV Collateral Agent thereafter shall no longer have any rights or obligations hereunder.
     (c) Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by each of the parties hereto and thereafter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     (d) No Benefit To Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of the Notes Collateral Agent and the Note Facility Secured Parties under the Note Facility and the SPV Collateral Agent and the SPV Secured Parties under the SPV Credit Documents, the other parties hereto and their respective successors and assigns, and no other person, firm, entity or corporation shall have any right, benefit, priority, or interest under, or because of this Agreement. This Agreement shall define the relative rights of the Notes Collateral Agent and the Note Facility Secured Parties, on the one hand, and the SPV Collateral Agent and the SPV Secured Parties, on the other hand. Nothing in this Agreement shall (i) impair or otherwise affect, as among Bluestem, and the Notes Collateral Agent and the Note Facility Secured Parties, on the one hand, and as between Bluestem SPV and Bluestem, and the SPV Collateral Agent and the SPV Secured Parties, on the other hand, the obligation of (x) Bluestem to the Notes Collateral Agent and the Note Facility Secured Parties pursuant to and under the Note Facility or (y) either Bluestem SPV or Bluestem to the SPV Collateral Agent and the SPV Secured Parties pursuant to and under the SPV Credit Documents or (ii) affect the relative rights of the Notes Collateral Agent, the Note Facility Secured Parties, the SPV Collateral Agent or the SPV Secured Parties with respect to any other creditors of either Bluestem SPV or Bluestem.
     (e) GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
     (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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     (g) Effect of Changes in SPV Credit Documents. The SPV Credit Documents may be amended, modified, supplemented, restated, refinanced or extended from time to time (each, a “change”); provided, for the purposes of this Agreement, no such change shall affect the defined terms in the SPV Credit Documents as such terms have been incorporated herein by reference in a manner which impairs or diminishes the Note Collateral. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the parties hereto expressly agree that any conveyance, assignment, reconveyance or reassignment executed in accordance with the provisions of any such SPV Credit Document shall not be considered to be a change to such SPV Credit Document.
     (h) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     (i) Intercreditor Agreement Governs. In the event of any conflict or inconsistency between a provision of this Agreement and any of (i) the Note Facility, (ii) the Bluestem Securities Security Agreement and (iii) the SPV Credit Documents, that relates solely to the rights or obligations of, or relationships between, the SPV Secured Parties and the Note Facility Secured Parties, the provisions of this Agreement shall control.
     (j) Agent for Perfection. If the SPV Collateral Agent takes possession of share certificates evidencing the Bluestem SPV Stock, SPV Collateral Agent shall be deemed to be holding the Bluestem SPV Stock as agent and “representative” (as such term is used in the Uniform Commercial Code as in effect in each applicable jurisdiction) for the Note Facility Secured Parties as well as the SPV Secured Parties; provided that Notes Collateral Agent and each Note Facility Secured Party hereby waives and releases SPV Collateral Agent from all claims and liabilities arising pursuant to its role as such representative, except for claims and liabilities arising from gross negligence or willful misconduct as finally determined pursuant to a final order of a court of competent jurisdiction. Promptly following the date on which all Obligations under and as defined in the SPV Credit Agreement are paid in full, SPV Collateral Agent shall, subject to the provisions of the JPM Intercreditor Agreement and the Subordination and Intercreditor Agreement, deliver the Bluestem SPV Stock, if any, in its possession to the Notes Collateral Agent (except as may otherwise be required by applicable law or court order).
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GOLDMAN SACHS BANK USA,
as SPV Collateral Agent

By:
Name:	Jason P. Gelberd
Title:	Senior Vice President

Address:	6011 Connection Drive
Irving, Texas 75039
Attention:	Account Manager — Bluestem
Telephone:	972-368-5000
Facsimile:	972-368-5099

S-1	Signature Page to
Prudential — GS Intercreditor Agreement

PRUDENTIAL CAPITAL PARTNERS II, L.P.,
as Notes Collateral Agent

By: Stetson Street Partners, L.P., its general partner

By:
Name:
Title:

Address:

Attention:

Facsimile:

S-2	Signature Page to
Prudential—GS Intercreditor Agreement

FINGERHUT RECEIVABLES I, LLC,
as Bluestem SPV

By:
Name:
Title:

Address:

Attention:
Facsimile:

S-3	Signature Page to
Prudential—GS Intercreditor Agreement

BLUESTEM BRANDS, INC.,
as Borrower

By:
Name:
Title:

Address:

Attention:	Chief Financial Officer
Facsimile:

S-5	Signature Page to
Prudential Intercreditor Agreement

EXHIBIT A
     “Accounts” shall have the meaning set forth in Article 9 of the UCC.
     “Bluestem Guaranty” means that certain Guaranty dated as of the date hereof by and among Borrower and the SPV Collateral Agent, on behalf of the SPV Secured Parties, as may be amended, modified or supplemented, or otherwise replaced, from time to time in accordance with the terms thereof.
     “Bluestem Letter Agreement” means that certain Letter Agreement dated as of the date hereof, by and between Borrower and the SPV Collateral Agent, and as may be further amended, modified or supplemented, or otherwise replaced, from time to time in accordance with the terms thereof.
     “Bluestem SPV Stock” means the SPV Pledged Equity; and all SPV Proceeds, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect or exchange for any and all of the SPV Pledged Equity.
     “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.
     “Collateral Deposit Account” shall have the meaning set forth in Section 7.1 (a) of the Bluestem Securities Security Agreement as in effect on the date hereof.
     “Collection Deposit Account” means deposit account No. 758660021 Bluestem maintains with JPMorgan Chase Bank, N.A.
     “Commercial Tort Claim” means any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC (or any other then applicable provision of the UCC) which is set forth on Schedule II of the Bluestem Securities Security Agreement.
     “Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Borrower may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.
      “Documents” shall have the meaning set forth in Article 9 of the UCC.
     “Equipment” means any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC (or any other then applicable provision of the UCC), now or hereafter owned or acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all machinery,

Exhibit A-1

equipment, fixtures, furniture, furnishings, trade fixtures, vehicles, trucks, mainframe, personal and other computers, terminals and printers and related components and accessories, all copiers, telephonic, video, electronic data-processing, data storage equipment and other equipment of any nature whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
     “General Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Instruments” shall have the meaning set forth in Article 9 of the UCC.
     “Inventory” shall have the meaning set forth in Article 9 of the UCC.
     “Investment Property” shall have the meaning set forth in Article 9 of the UCC.
     “JPM Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among JPMorgan Chase Bank, N.A., as administrative agent, and the SPV Collateral Agent on behalf of secured lenders under the SPV Credit Documents, as the same may be amended or modified from time to time in accordance with the terms thereof.
     “Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.
     “Payment Intangibles” shall have the meaning set forth in Article 9 of the UCC.
     “Purchased Assets” means (i) Underlying Receivables and (ii) other “Purchased Assets” (as such term is defined in Section 2.1(a) of the Receivables Purchase Agreement).
     “Receivables Account” shall mean each consumer revolving credit account or closed-end installment loan account established pursuant to a Receivables Account Agreement (as defined in the Servicing Agreement) between the applicable Receivables Account Owner (as defined in the Servicing Agreement) and any Receivables Obligor (as defined in the Servicing Agreement).
     “Receivables Property” means Receivables Accounts and Purchased Assets, and all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data that evidence or contain information relating to the Receivables Accounts and Purchased Assets, and all proceeds and products thereof (specifically excluding proceeds and products received by the Borrower from the transfer of assets to Bluestem SPV pursuant to the SPV Credit Documents).
     “Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of the date hereof among Bluestem and Bluestem SPV, as the same may

Exhibit A-2

be amended, modified or supplemented, or otherwise replaced, from time to time, in accordance with the terms thereof.
     “Securities Account” means “securities account,” as such term is defined in Section 8-501(a) of the UCC (or any other then applicable provision of the UCC).
     “Servicing Agreement” means the Servicing Agreement dated as of the date hereof by and among Bluestem SPV, Bluestem, as Servicer, and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified, or otherwise replaced, from time to time in accordance with the terms thereof.
     “SPV Credit Agreement” means that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified, or otherwise extended, replaced or refinanced, from time to time in accordance with the terms thereof), by and among Bluestem SPV, the Lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent, SPV Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner.
     “SPV Credit Documents” means the SPV Credit Agreement, the Receivables Purchase Agreement, the SPV Security Agreement, the SPV Share Pledge, the Servicing Agreement, the Bluestem Guaranty, the Bluestem Letter Agreement and each additional Credit Document (as defined in the SPV Credit Agreement).
     “SPV Pledged Equity” means all membership interests in Bluestem SPV, now owned or hereafter acquired by the Borrower, and the certificates, if any, representing such membership interests and any other interest of the Borrower in the entries on the books of Bluestem SPV or on the books of any securities intermediary pertaining to such membership interests, and all dividends, distributions, cash, warrants, rights (including, but not limited to, voting rights), options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such membership interests.
     “SPV Proceeds” means: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) dividends or distributions made with respect to any SPV Pledged Equity and (iii) whatever is receivable or received when SPV Pledged Equity or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
     “SPV Secured Parties” means the Collateral Agent (both for the benefit of the other secured parties and in its individual capacity), the other Agents, the Lenders, the Lender Counterparties, the Backup Servicer and the Successor Servicer and their respective successors and permitted assigns (each as defined under the SPV Credit Agreement and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Secured Obligations (as defined under the SPV Security Agreement)

Exhibit A-3

owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Secured Obligations have not been paid or satisfied in full.
     “Subordination and Intercreditor Agreement” means the Amended and Restated Subordination and Intercreditor Agreement dated as of August [•], 2010 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the Purchasers, as the same may be amended or modified from time to time.
     “Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.
     “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Notes Collateral Agent’s or any Purchaser’s Lien on any Note Collateral or the SPV Collateral Agent’s lien on any Receivables Property.
     “Underlying Receivables” means all amounts payable by Receivables Obligors (as defined in the Servicing Agreement) on the related Receivables Accounts from time to time, and purchased by or contributed to Bluestem SPV from Bluestem under the Receivables Purchase Agreement.

Exhibit A-4